UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Covenant Logistics Group, Inc.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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COVENANT LOGISTICS GROUP, INC.
400 Birmingham Highway
Chattanooga, Tennessee 37419
___________________________________________

NOTICE OF MEETING AND PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 19, 2021
___________________________________________

To Our Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Covenant Logistics Group, Inc., a Nevada corporation (the “Company”), to be held at 10:00 a.m. Eastern Daylight Time, on Wednesday, May 19, 2021. Due to the COVID-19 outbreak, the Company will be holding the Annual Meeting by teleconference only. Stockholders of record at the close of business as of the record date (Tuesday, March 30, 2021) may call into the Annual Meeting using the following instructions:

•	Beginning at 9:45 a.m., up until the start time 10:00 a.m. Eastern Daylight Time, dial 310-372-7549 (participant code 124676) and request to join the Covenant Annual Meeting of Stockholders.

•	Stockholders should be prepared to provide their name and personal identification number (personal identification number is the Control Number as provided in the voting material).

The Annual Meeting is being held for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To consider and act upon a proposal to elect seven (7) directors;

2.	To consider and act upon an advisory and non-binding vote on executive compensation;

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2021; and

4.	To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof. *

Shares of Class A and Class B common stock may be voted at the Annual Meeting only if the holder is present at the Annual Meeting by telephone or by valid proxy.  YOUR VOTE IS IMPORTANT.  To ensure your representation at the Annual Meeting, you are requested to promptly date, sign, and return the accompanying proxy in the enclosed envelope.  You may also vote on the Internet by completing the electronic voting instruction form found at www.investorvote.com/CVLG or by telephone using a touch-tone telephone and calling 1-800-652-8683.  Returning your proxy now will not interfere with your right to attend the Annual Meeting by telephone or to vote your shares by telephone at the Annual Meeting, if you wish to do so.  The prompt return of your proxy may save us additional expenses of solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Stockholders to Be Held on May 19, 2021

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and (ii) notifying you of the availability of our proxy materials on the Internet.  This Notice of Meeting and Proxy Statement, and our Annual Report to Stockholders for the year ended December 31, 2020, are available free of charge and may be accessed at www.edocumentview.com/CVLG. In accordance with SEC rules, we do not use “cookies” or other software that identifies visitors accessing these materials on this website.  We encourage you to access and review all of the important information contained in the proxy materials before voting.

By Order of the Board of Directors,
/s/ David R. Parker
David R. Parker
Chairman of the Board

Chattanooga, Tennessee
April 16, 2021

Letter To Stockholders	Governance	Executive Compensation	Environmental	Social
LETTER FROM OUR LEAD INDEPENDENT DIRECTOR
Dear Fellow Stockholders:

As Covenant’s Lead Independent Director, it has been my privilege to work alongside an accomplished and talented group of directors. I wanted to take this opportunity to thank you for your support and investment, and to emphasize our Board’s continued commitment to independent oversight, strategic planning, strong corporate governance, and environmental and social stewardship.

We are dedicated to maintaining strong corporate governance practices and developing a Board with an appropriate composition of skills, backgrounds, and expertise. To that end, we are pleased to nominate all members of the Board for re-election at this year’s Annual Meeting, all of whom have served as public company officers or key employees. We believe our Board as it stands offers a compelling mix of talent and experience, including numerous directors with backgrounds in financial reporting, truckload industry, risk management, and technology, as well as experience with non-profit and community organizations.

The Board remains committed to providing meaningful strategic oversight and exceptional leadership. We have put in place a well-rounded leadership team consisting of Joey Hogan – President and Principal Financial Officer, Paul Bunn – Senior Executive Vice President and Chief Operating Officer, David Parker – Chairman and Chief Executive Officer and John Tweed as a consultant providing support and leadership in sales and operations, a team that has proven its resilience and expertise through the ongoing COVID-19 pandemic, and one which we believe is well-positioned to execute our strategic plans and lead the Company through all market cycles. As part of our strategic planning, we also believe it is important to align our executives’ interests with our stockholders’ interests. In furtherance of that philosophy, we have designed an executive compensation program that rewards the achievement of meaningful performance goals and encourages a long-term management perspective.

In adherence to our focus on strong corporate governance principles, we have in place a robust anti-hedging and anti-pledging policy for directors and senior executive officers that does not have a hardship exception. Our clawback policy and stock ownership guidelines for our directors and executive officers discourages placing too great a priority on short-term gains and encourages focusing on long-term value creation in our stockholders’ best interests. Our Board and committees participate in a rigorous annual self-assessment process through outside counsel involving written questionnaires with inquiries in risk, strategic planning, succession planning, independence, Board composition, general Board operations and administration, and other areas, and I provide management actionable feedback that we monitor. In addition, we have adopted proxy access procedures that will allow our stockholders who have retained and held a sufficient ownership position on our Company to include stockholder-nominated director candidates in our Annual Meeting proxy materials.

"The Board, which is composed of entirely independent committees and features more than two-thirds independent members, is actively involved in oversight of the Company’s strategy and risks. In 2020 we added a female to our Board and we look forward to further expanding our diversity. The role of Lead Independent Director was created in late 2017 to provide an effective balance of Company management and our stockholders’ best interests. As Lead Independent Director, I preside over all executive sessions of the independent directors and facilitate active, effective communication between the independent directors and management."

Robert E. Bosworth
Lead Independent Director

Letter To Stockholders	Governance	Executive Compensation	Environmental	Social

As one of the largest carriers in the industry, we have a critical responsibility to our environment, communities, and team members. We take these responsibilities very seriously and continue to focus on how we can most responsibly serve the environment and those around us. Environmental sustainability is one of our key emphases and we have doubled down on our commitment to invest in green initiatives and emerging technologies to better utilize our assets, meet compliance requirements, and reduce our impact on the environment. A strong commitment to the community is another critical focus and something that has been in our DNA since the beginning. As part of this initiative, we provide financial support to local charities, encourage employee volunteer work, and maintain an employee-funded benevolence fund to support co-workers in need. And recognizing that we are only as strong as the team members who make up our Company, we continue to make new investments in health, safety, diversity, and inclusion across the Company. In order to further embrace these core areas, we are implementing our first Corporate Social Responsibility (CSR) report this year.

The Board continues to concentrate on its commitment to creating long-term value for our stockholders, upholding its governance duties and responsibilities, and strengthening social and environmental consciousness. Once again, we thank you for your continued support, welcome your feedback, and look forward to providing further updates on the Board’s activities moving forward.

Sincerely,
/s/ Robert E. Bosworth
Robert E. Bosworth
Lead Independent Director

Letter To Stockholders	Governance	Executive Compensation	Environmental	Social

WHAT WE DO
The following summarizes our key governance features:
✔ Lead Independent Director appointed
✔ Proxy access
✔ Corporate governance guidelines
✔ All committees comprised solely of independent directors
✔ Two-thirds of the Board comprised of independent directors
✔ Limitation on number of outside public boards
✔ Three members of our Audit Committee qualify as audit committee financial experts
✔ Regular sessions of independent directors
✔ Stock ownership guidelines for non-employee directors of five times annual cash retainer
✔             Independent Nominating Committee oversees information security

✔    Stock ownership guidelines for senior executive officers, with CEO at six times annual base salary
✔    Anti-hedging and anti-pledging guidelines for senior executive officers, with no hardship exception
✔    Majority vote policy for uncontested elections
✔    Annual Board and committee written self-assessment through outside counsel
✔    Annual Lead Independent Director written assessment through outside counsel
✔    Annual CEO written assessment through outside counsel
✔    Annual enterprise risk assessment
✔      Director orientation

Risk Assessment Overview Board of Directors We take a company-wide approach to risk management, and our full Board has overall responsibility for and oversees our risk management process on an ongoing basis. Our full Board: determines the appropriate risk for us as an organization; assesses the specific risks faced; and reviews the appropriate steps to be taken by management in order to manage those risks. While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. Primary Areas of Risk Assessment: financial and accounting risk legal and compliance risk technology and cyber security risk succession risk safety and security risk operational and strategic risk regulatory risks Committees Audit oversees assessment and management of financial risks responsible for overseeing potential conflicts of interests monitors and mitigates risks relating to our deployment of financial resources, the management of our balance sheet, and the investment of cash and other assets Compensation responsible for overseeing the management of risks relating to our executive and non-executive compensation policies and practices and the incentives created by our compensation policies and practices Nominating and Corporate Governance responsible for overseeing implementation of appropriate corporate governance procedures, monitoring and overseeing the management and mitigation of operating risks, and overseeing the management of risks associated with the independence of our Board reviews enterprise operating risks, other than financial and internal controls risks responsible for oversight of our plans, policies, and disclosures related to ESG matters Management Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board. As appropriate, additional review or reporting on risks are conducted as needed or as requested by our Board and its committees.

Letter To Stockholders	Governance	Executive Compensation	Environmental	Social

KEY FEATURES OF EXECUTIVE COMPENSATION PROGRAM
The Company adheres to the following practices and policies with respect to our executive compensation programs:

✔ Conservative pay policy with total Named Executive Officer and director compensation positioned below the median
✔ Annual say-on-pay votes
✔ Stock ownership guidelines for senior executive officers, with CEO at six times annual base salary
✔ Anti-hedging and anti-pledging guidelines for senior executive officers, with no hardship exception
✔ Independent compensation consultant retained by the Compensation Committee to advise on executive compensation matters
✔ No tax gross-ups
✔ No excessive perquisites for executives
✔ Direct link between pay and performance that aligns business strategies with stockholder value creation
✔ No re-pricing or back-dating of stock options or similar awards
✔ No equity vesting periods of less than twelve months (except for the 5% of the share reserve as of the adoption of the Second Amendment to the Incentive Plan in July 2020 that are available for issuance under the Incentive Plan with no minimum vesting requirements)
✔ No payment of dividends on unvested equity awards granted after the adoption of the First Amendment to the Incentive Plan in May 2019
✔ No voting on unvested equity awards granted after the adoption of the First Amendment to the Incentive Plan in May 2019
✔ Double trigger change in control for equity awards beginning for awards granted in 2020 and for severance benefits. Additionally, equity awards granted under the Incentive Plan after adoption of the Second Amendment to the Incentive Plan in July 2020 are required to have a double trigger change in control
✔ No discretion under the Incentive Plan for the Compensation Committee to accelerate vesting, except in cases involving death or disability
✔ No cash vehicle allowance or company-provided cars effective starting 2021
✔ Clawback policy

Salary reductions of between 5% and 19% for our named executive officers and director annual retainer reduction of 15% between April 2020 and December 2020 in light of the uncertain impact of COVID-19 on the Company’s operations.

Messrs. Parker and Hogan did not receive equity awards during 2020, as the Compensation Committee desired to preserve equity under our Incentive Plan given stock price volatility during 2020, as well as their desire for more time to assess the impact of changes to our business during 2020, including the strategic repositioning of our enterprise around our Dedicated, Expedited, Managed Freight, and Warehousing business units and reduction of our fixed overhead and capital deployment in non-core businesses.

Letter To Stockholders	Governance	Executive Compensation	Environmental	Social

ENVIRONMENTAL FOCUS
Currently we are developing a 10-year roadmap balancing new innovations in carbon-neutral fuel technologies like battery electric and hydrogen fuel cells with the long-haul requirements of our fleet.  We are working on software solutions for more efficient freight planning and avoiding congested areas - making significant impacts on decreasing CO2 output.  We are heavily involved with our largest truck vendors to test innovative new engine technologies, aerodynamic packages, and hybrid engine enhancements to reduce emissions.  And we are looking at autonomous driving platforms that augment our professional driver’s skills by making improvements in areas of safety and route optimization.

✔ Investing in a current fleet – with the average age of our trucks are 2.1 years we are lower than the industry average, which provides the latest fuel saving technologies available
✔ Working with a leading tire manufacturer on a nationwide test of a new low-rolling resistance tire made from recycled carbon black (RcB)
✔ Our initial results show an 8% fuel efficiency improvement and a 15% increased tread life, which would decrease our need to replace tires on our current maintenance schedules and decrease the number of tires we recycle annually
✔ Installing heaters on our tractors that runs on diesel from the fuel tank and can run up to 10 hours on a gallon of diesel, which is significantly more fuel efficient than running the truck engine and produces much less CO2
✔ Adopting the EPA's Smartway certification program - Covenant has consistently maintained full Smartway certification - Receiving the 2019 Smartway Excellence Award - which is only given to the top 2% of all carriers
✔ Expanding use of bio-fuel – during 2019, 64% of all fuel consumed by the Company was between 2% and 20% bio-fuel blend (26% of all purchased fuel was at least 20% bio-fuel)
✔ Optimizing all recycling programs involving tires, batteries, water, scrap metal, cleaning solvents, and diesel particulate filters
✔ Equipping our tractors and trailers with technology designed to increase aerodynamics and reduce emissions, including maximum length cab extenders, chassis side fairings, aerodynamic bumpers, and trailer aero skirts
✔ Utilizing direct drive automated transmissions and down sped rear axle ratios, which allow the engine to operate at lower RPMs while at cruise speeds
✔ Implementing our first Corporate Social Responsibility (CSR) report this year

"Every day my team looks for ways to minimize our impact on the environment.
As we continue to modernize our fleet by taking advantages of the latest technologies designed for better fuel efficiency and safety, we are also exploring emerging technologies that we hope will allow us to deliver freight with zero emissions."

Dan Porterfield
SVP Maintenance

Letter To Stockholders	Governance	Executive Compensation	Environmental	Social

SOCIAL AND DIVERSITY FOCUS
We are a group and culture made up of many different individuals.  Therefore, we believe in having respect for multiple views and beliefs.  The Company strives to create an inclusive workplace where everyone is treated in an ethical manner regardless of any legally protected characteristic.  We want every team member to feel they can be themselves so they can reach their potential and help us all achieve our business and strategic goals.  We encourage all team members to embrace the value that comes through the variety of individuals and perspectives employed in our organization.

•  One-third of our leadership team is female
•  Three Veteran Hiring Initiatives
•     New Diversity and Inclusion Initiatives for 2021
•   Revised Human Trafficking Initiatives
•  Additional participation in our Employee Benevolence Fund - a 100% employee funded program designed to help our employees during times of emergency
•     More options for our Volunteer Time Off (VTO) program - Company paid volunteer hours
•         Active participation in Chattanooga's Thrive Regional Partnership program - a public / private partnership to better facilitate the movement of both freight and people within a tri-state region

OUR ENTERPRISE-WIDE DIVERSITY GOALS
Workforce Diversity recruit from a diverse, qualified group of candidates to increase the diversity of thinking and perspective

Sustainability and Accountability
identify and breakdown systemic barriers to full inclusion by embedding diversity and inclusion in policies and practices and equipping leaders with the ability to manage diversity and be accountable for the results

Workplace Inclusion foster a culture that encourages collaboration, flexibility and fairness to enable all team members to contribute to their potential and increase retention

COVENANT LOGISTICS GROUP, INC.
400 Birmingham Highway
Chattanooga, Tennessee 37419
_____________________________________________________________________________________________

NOTICE OF MEETING AND PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 19, 2021
_____________________________________________________________________________________________

GENERAL INFORMATION

This Notice of Meeting and Proxy Statement are furnished in connection with the solicitation of proxies from the stockholders of Covenant Logistics Group, Inc., a Nevada corporation, to be voted at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at 10:00 a.m. Eastern Daylight Time, on Wednesday, May 19, 2021, and any adjournment thereof. Due to the COVID-19 outbreak, the Company will be holding the Annual Meeting by teleconference only. Stockholders of record at the close of business as of the record date (Tuesday, March 30, 2021) may call into the Annual Meeting using the following instructions:

•	Beginning at 9:45 a.m., up until the start time 10:00 a.m. Eastern Daylight Time, dial 310-372-7549 (participant code 124676) and request to join the Covenant Annual Meeting of Stockholders.

•	Stockholders should be prepared to provide their name and personal identification number (personal identification number is the Control Number as provided in the voting material).

The Proxy Statement, proxy card, and our 2020 Annual Report for the year ended December 31, 2020 (the “2020 Annual Report”), which collectively comprise our “proxy materials,” were first mailed on or about April 16, 2021, to stockholders of record at the close of business on our record date of March 30, 2021 (the “Record Date”).  Except to the extent it is incorporated by specific reference, the enclosed copy of our 2020 Annual Report is not incorporated into this Proxy Statement and is not to be deemed a part of the proxy solicitation material.

The terms “Company,” “we,” “us,” and “our” refer to Covenant Logistics Group, Inc. and its consolidated subsidiaries.  The term “Board” refers to our Board of Directors.

Voting by Proxy

THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD.  When a proxy is executed and returned (and not revoked) prior to the Annual Meeting, the proxy will be voted according to the instructions the stockholder made when granting the proxy.  Unless otherwise specified or if no choice is indicated on a proxy, all proxies received pursuant to this solicitation will be voted in accordance with the recommendations by our Board as follows:

“FOR” Proposal 1:	The election of the seven (7) director nominees named below.

“FOR” Proposal 2:	Advisory and non-binding vote to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

“FOR” Proposal 3:	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021.

Your executed proxy appoints the persons appointed to vote the proxies as your duly authorized attorney-in-fact and gives such persons the power to represent and vote at the Annual Meeting all shares of our outstanding Class A common stock, par value one cent ($0.01) per share (the “Class A common stock”), that you are entitled to vote as a stockholder.  Such persons will vote your shares as instructed by you on your proxy.  If you do not provide voting instructions on Proposals 1, 2, or 3 or for any other matters properly presented at the Annual Meeting, your proxy also gives such persons the discretionary authority to vote your shares represented thereby as recommended above by the Board and in accordance with any such person’s best judgment.  None of the proposals discussed in this Proxy Statement that are intended to be acted upon at the Annual Meeting are related to or conditioned upon the approval of any other matters.

Record Date and Voting Rights

The Record Date for the Annual Meeting is March 30, 2021.  Only stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting, either by telephone or by valid proxy.  Holders of Class A common stock are entitled to one vote for each share held.  Holders of Class B common stock, par value one cent ($0.01) per share (the “Class B common stock”), are entitled to two votes for each share held so long as David R. Parker or certain members of his immediate family beneficially own such shares.  In the event that any shares of our Class B common stock cease to be beneficially owned by Mr. Parker or certain of his immediate family members, such shares will be automatically converted into shares of our Class A common stock and will then be entitled to one vote per share.  Unless otherwise required by Nevada law, the Class A common stock and Class B common stock vote together as a single class.  We have no other class of stock outstanding.  Holders of Class A common stock and Class B common stock are not entitled to cumulative voting in the election of directors.  On the Record Date, the closing market price of our Class A common stock as reported on The NASDAQ Global Select MarketTM was $20.36 per share.

On the Record Date, there were issued and outstanding (i) 14,660,339 shares of Class A common stock (including 250,352 shares of restricted Class A common stock subject to certain performance vesting, time vesting, and holding provisions, which carry voting rights), entitled to cast an aggregate 14,660,339 votes on all matters subject to a vote at the Annual Meeting and (ii) 2,350,000 shares of Class B common stock entitled to cast an aggregate 4,700,000 votes on all matters subject to a vote at the Annual Meeting.  The total number of shares of our common stock issued and outstanding on the Record Date was approximately 17,010,339 and the holders of such shares are entitled to cast an aggregate of 19,360,339 votes on all matters subject to a vote at the Annual Meeting.  The number of shares of Class A common stock issued and outstanding as of the Record Date excludes 1,797,556 Class A treasury shares which are considered issued but not outstanding. The Inspector of Elections will tabulate votes cast at the Annual Meeting, and the results of all items voted upon will be announced at the Annual Meeting.  We will also disclose the final voting results in a Current Report on Form 8-K filed with the SEC in accordance with SEC rules.

Required Vote

Proposal Number	Description	Board Recommendation	Vote Required for Approval	Effect of Abstentions(2)	Effect of Broker Non-Vote(3)
1	Election of directors	FOR	Plurality of votes cast(1)	No effect	No effect
2	Advisory and non-binding vote to approve Named Executive Officer compensation	FOR	Majority of the voting power of the shares of Class A and Class B common stock represented at the meeting and entitled to vote, voting together as a single class	Same effect as a vote “Against”	No effect
3	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2021	FOR	Majority of the voting power of the shares of Class A and Class B common stock represented at the meeting and entitled to vote, voting together as a single class	Same effect as a vote “Against”	Discretionary vote of broker

(1)
The seven director nominees receiving the highest number of votes for their election will be elected. Any incumbent director who receives a greater number of votes “withheld” from or voted “against” his or her election than are voted “for” such election (excluding abstentions and broker non-votes) shall be subject to the majority vote policy described under “Corporate Governance – The Board of Directors and Its Committees – Board of Directors – Majority Vote Policy.”

(2)	“Abstentions” (or “withhold votes” in the case of the election of directors) are shares that are entitled to vote but that are not voted at the direction of the holder.
(3)	“Broker non-votes” are shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner.

Quorum Requirement
In order to transact business at the Annual Meeting, a quorum must be present.  A quorum is present if the holders of a majority of the voting power of the issued and outstanding shares of Class A and Class B common stock entitled to vote are represented at the Annual Meeting by telephone or by proxy.  Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

Voting Instructions

Your type of stock ownership determines the method by which you may vote your shares.  If your shares are registered directly in your name in the stock register and stock transfer books of the Company or with our transfer agent (Computershare Investor Services), you are a “registered holder” and considered the stockholder of record with respect to those shares.  If you hold your shares through a broker, rather than holding shares registered directly in your name, you are considered a “beneficial owner” of shares held in street name.  Beneficial owners have the right to instruct their broker how to vote the shares held in their account.

If you are a registered holder of record of our Class A common stock, you may vote your shares either (i) over the telephone by calling a toll-free number set forth in your proxy card for voting prior to the Annual Meeting, (ii) by using the Internet and visiting the designated website, (iii) by mailing your proxy card, or (iv) by telephone at the Annual Meeting by notifying the Inspector of Elections prior to the occurrence of any votes.  Registered holders of our Class B stock may vote either by (i) mailing your proxy card or (ii) attending the Annual Meeting by telephone and notifying the Inspector of Elections prior to the occurrence of any votes.  For 2021, we have arranged for telephone and Internet-voting procedures to be used.  These procedures have been designed to authenticate your identity, to allow you to give instructions, and to confirm that those instructions have been recorded properly.  If you choose to vote by telephone or by using the Internet by accessing the designated website, please refer to the specific instructions on the proxy card.  The deadline for voting by telephone prior to the Annual Meeting or the Internet is 1:00 a.m. Eastern Daylight Time on Wednesday, May 19, 2021.  If you wish to vote using the proxy card, please complete, sign, and date your proxy card and return it to us before the Annual Meeting.

Beneficial owners who hold their shares in street name will need to obtain a voting instruction form from the broker or institution that holds their stock and must follow the voting instructions given by that broker or institution.  A beneficial owner of shares may not vote by telephone at the Annual Meeting unless they obtain from their broker or institution a legal proxy that gives them the right to vote the shares.

Right to Attend Annual Meeting; Revocation of Proxy

Returning a proxy card now will not interfere with your right to attend the Annual Meeting by telephone or to vote your shares by telephone at the Annual Meeting, if you wish to do so.  Stockholders who execute and return proxies may revoke them at any time before they are exercised during the call to vote by either (i) giving written notice of their revocation to our Secretary at our principal executive office address, (ii) executing a subsequent proxy and delivering it to our Secretary, or (iii) attending the Annual Meeting by telephone and voting at the Annual Meeting by telephone.  Attendance by telephone at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

Costs of Solicitation

We will bear the cost of solicitation of proxies, which we expect to be nominal, and we will include reimbursements for the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of our outstanding Class A common stock.  Proxies will be solicited by mail, and may be solicited personally by directors, officers, and our regular employees, who will not receive any additional compensation for any such services.

Annual Report

The information included in this Proxy Statement should be reviewed in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Report of Independent Registered Public Accounting Firm, and other information included in our 2020 Annual Report that was mailed on or about April 16, 2021, together with this Notice of Meeting and Proxy Statement, to all stockholders of record as of the Record Date.  A copy of our 2020 Annual Report is publicly available free of charge at www.edocumentview.com/CVLG.  Except to the extent it is incorporated by specific reference, our 2020 Annual Report is not incorporated into this Proxy Statement and is not considered to be a part of the proxy-soliciting materials.

Important Information to Read with This Proxy Statement

Set forth below are the proposals to be considered by stockholders at the Annual Meeting, as well as important information concerning, among other things, our management and our Board; executive compensation; transactions between us and our officers, directors, and affiliates; the stock ownership of certain beneficial owners and management; the services provided to us by and fees of our former independent registered public accounting firm; and instructions for stockholders who want to make proposals at our 2022 Annual Meeting of Stockholders.  EACH STOCKHOLDER SHOULD READ THIS INFORMATION BEFORE VOTING.

PROPOSAL 1 - ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect seven directors to serve as the Board until our next Annual Meeting of Stockholders or until their successors are duly elected and qualified.  Upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), our Board has nominated for election as directors the following seven individuals:  David R. Parker, Robert E. Bosworth, D. Michael Kramer, Bradley A. Moline, Rachel Parker-Hatchett, Herbert J. Schmidt, and W. Miller Welborn. Each nominee is presently serving as a director. The individual qualifications, skills, and experience of the director nominees are discussed in their respective biographies below.

Each proxy will be voted as directed on each proxy card; or in the absence of contrary instructions, each proxy will be voted for the election of all director nominees.  In the event any director nominee becomes unwilling or unable to serve as a director prior to the vote on Proposal 1 at the Annual Meeting, the shares represented by your proxy will be voted for any substitute nominee designated by the Board, unless you expressly withhold authority to vote your shares for the unavailable nominee or substitute nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

Nominees for Directorships

The table below provides information on the qualifications, skills, and experience of our nominees for directorships.

	Mr. Bosworth	Mr. Kramer	Mr. Moline	Mr. Parker	Ms. Parker-Hatchett	Mr. Schmidt	Mr. Welborn
Public Company Officer or Key Employee	✔	✔	✔	✔	✔	✔	✔
Financial Reporting	✔	✔	✔	✔		✔	✔
Industry	✔		✔	✔	✔	✔	✔
Environmental	✔		✔	✔		✔	✔
Risk Management	✔	✔	✔	✔		✔	✔
Information Security		✔	✔

The lack of a “✔” for a particular item does not mean that the director does not possess that qualification, skill or experience. We look to each director to be knowledgeable in these areas; however, the “✔” indicates that the item is a specific qualification, skill or experience that the director brings to the Board.

Information concerning the names, ages, positions with us, tenure as a Company director, and business experience of the nominees standing for election as directors at the Annual Meeting, as well as the specific attributes qualifying each nominee for a directorship, is set forth below.  Family relationships between any directors and executive officers, if any, are noted in the relevant biographies.  All references to experience with us include positions with our operating subsidiaries and none of the other corporations or organizations referenced in the biographies is a parent, subsidiary, or affiliate of the Company unless otherwise noted.  There are no arrangements or understandings between any of the director nominees and any other person pursuant to which any of the director nominees was selected as a nominee.  Each of the director nominees has also consented to being named as such in this Proxy Statement and has indicated his/her intention to serve as a director, if elected.

David R. Parker, 63, has served as our Chairman of the Board and Chief Executive Officer (“CEO”) since 1994. From our founding in 1985 to February 2016 Mr. Parker served as our President.  Mr. Parker is a past director of the Truckload Carriers Association and currently serves on the board of directors of the American Trucking Associations.  From 2012 to October 2017, Mr. Parker served as a member of the Trade and Transportation Advisory Council of the Federal Reserve Bank of Atlanta.  Mr. Parker has also served as a director or in similar capacities of several religious and civic organizations and serves as general partner of the Parker Family Limited Partnership.  The Board believes Mr. Parker’s dedication, trucking experience, general business knowledge, significant leadership ability, and in-depth knowledge of the Company, qualify him for his continued service as CEO, and Chairman of our Board.  Additionally, the Board believes Mr. Parker’s knowledge of the industry continues to be a competitive strength for the Company. Mr. Parker is the father of Ms. Parker-Hatchett.

Robert E. Bosworth, 73, has served as a director since 1998 and currently serves as a member of our Audit and our Compensation Committee, as well as our Lead Independent Director.  Mr. Bosworth served as a director of Chattem, Inc., a consumer products company from 1986 to 2010 and served on its audit committee from 1998 to 2005 and on its compensation committee from 2002 to 2005.  From September 2005 until his retirement in July 2012, Mr. Bosworth served as the President and Chief Operating Officer (“COO”) of Chattem, Inc.  Mr. Bosworth has also held directorships with several for-profit and non-profit organizations, as well as served as Vice President of Hamico, Inc.  Mr. Bosworth holds an M.B.A. in finance.  The Board believes Mr. Bosworth’s services on the Chattem, Inc. board and on the boards of several other organizations have provided him with significant insight into board processes, functions, exercise of diligence, and oversight of management, and this knowledge benefits the Board.  The Board also believes Mr. Bosworth’s financial background, including his experience handling all financial functions of Chattem, Inc. and his familiarity and experience with applicable laws and regulations governing the preparation of financial statements filed with the SEC from when Chattem, Inc. was publicly traded, adds value to the Company’s Audit Committee and Board.  The Board believes Mr. Bosworth’s extensive executive, director, business, and financial reporting experience make him highly qualified to serve as our Lead Independent Director.

D. Michael Kramer, 63, has served as a director since July 2020 and currently serves as the Chair of our Audit Committee and as a member of our Compensation Committee. Mr. Kramer has served as the Executive Chairman of Southeastern Trust Company since 2018.  Additionally, since 2019, Mr. Kramer has served as Chief Executive Officer of Peak Financial, LLC; a Fintech start-up company.  Mr. Kramer served as the Vice Chairman of Midsouth Bancorp, Inc. from May 2018 until Midsouth’s merger with Hancock Whitney Corporation (NASDAQ: HWC) in September 2019.  Mr. Kramer served as President and Chief Operating Officer of Atlantic Capital Bancshares, Inc. (NYSE: ACBI) from November 2015 to December 2017, and was also a member of the Board of Directors of Atlantic Capital from November 2015 to October 2017.  Prior to that, he served as Chief Executive Officer and President of First Security Group, Inc. (NASDAQ: FSGI) and its primary banking subsidiary, FSGBank, N.A. from 2011 through 2015, as Managing Director of Ridley Capital Group from 2010 to 2011, as Director, Chief Executive Officer and President of Ohio Legacy Corporation (NASDAQ: OLCB) from 2005 to 2010, and as Chief Operating Officer and Chief Technology Officer of Integra Bank Corporation from 1999 to 2004.  Mr. Kramer serves as a member of the Board of Directors of the Chattanooga Area Chamber of Commerce Foundation, the Covenant College Foundation, and the University of Chattanooga Foundation.  Mr. Kramer has a Bachelors Degree from Grove City College and a Masters in Business Administration from Western Governors University. The Board believes that Mr. Kramer’s extensive experience in leadership in the banking industry qualifies him to serve as a member of our Board and as Chair of our Audit Committee.

Bradley A. Moline, 54, has served as a director since 2003 and currently serves as a member of our Nominating Committee. Since October 2002, Mr. Moline has been President and CEO of ALLO Communications, LLC, a telecommunications company with significant minority equity interests held by Nelnet, Inc. (NYSE:NNI) and SDC Capital Partners, LLC.  He also serves on the board of directors of ALLO Communications, LLC.  In 2018, Mr. Moline joined the board of National Cable Television Cooperative, Inc., a Kansas nonprofit corporation and the University of Nebraska Foundation investment committee. Mr. Moline also has been the owner, President, and CEO of Imperial Super Foods and NECO Grocery, with grocery operations in Nebraska and Colorado, since 2002.  From 1994 to 1997, Mr. Moline was our Treasurer and Chief Financial Officer (“CFO”).  Mr. Moline also served as CFO of Birch Telecom Inc., a telecommunications company, when the company’s debt securities were publicly traded and previously worked for Ernst & Young, where he was formerly licensed as a CPA.  Mr. Moline holds a degree in Business Administration with an emphasis in accounting.  In his roles with the Company, Birch Telecom, and Ernst & Young, Mr. Moline gained experience overseeing financial matters and reviewing documents filed with the SEC.  The Board believes Mr. Moline's extensive financial and executive experience make Mr. Moline a valued member of our Board.  The Board also believes Mr. Moline’s wide array of executive experiences, including from his service as the Company’s CFO, has prepared him well to respond to complex financial and operational challenges.  The Board further believes that Mr. Moline’s experience as an executive officer of a public company and a company with publicly traded debt allows him to bring unique and valuable perspective to governance issues as Chair of our Nominating Committee.

Rachel Parker-Hatchett, 37, has served as a director since July 2020. Ms. Parker-Hatchett held numerous positions within Covenant Transport between September 2006 and July 2020.  After graduating from the University of Tennessee at Chattanooga (UTC) with a B.S. in Business Management, she started with the Company as a Management Trainee working in multiple departments.  Ms. Parker-Hatchett began as a Marketing Intern before transferring to Operations in September 2007, where she ultimately spent the majority of her career.  Ms. Parker-Hatchett held the position of Customer Service Intern from September 2007 to January 2008, Fleet Manager Intern from January 2008 to June 2008, and Ops Intern from June 2008 to October 2008.  She then transferred to the Safety Department and held the position of Log Clerk from October 2008 to February 2010, when she was promoted to Operations Director for Covenant Solutions.  Again, in March 2015, Ms. Parker-Hatchett was promoted to Director of Solutions and was in charge of training and development, all personnel, overseeing change initiatives and Lead Measures, coordinating all daily meetings, and maintaining visibility to all new customers and their success within Solutions.  Ms. Parker-Hatchett served as Director of Solutions until March 2019. In February 2015, she participated in a year-long Executive Education Program conducted by UTC, where she met and coordinated with various leaders from the community once a month.  In 2019, she was named Women of Covenant Director, a position she held until July 2020.  Ms. Parker-Hatchett is also involved with many local non-profits and served on the board of a local non-profit, First Things First, from 2011 to 2013.  The Board believes that Ms. Parker-Hatchett’s extensive experience within the Company, our industry, and specific experience and expertise in our operations adds significant value to the Board. Ms. Parker-Hatchett is the daughter of Mr. Parker.

Herbert J. Schmidt, 65, has served as a director since 2013 and serves as a member of our Nominating Committee. Additionally, Mr. Schmidt previously provided consulting services to the Company and SRT in particular. Mr. Schmidt previously served as the Executive Vice President (“EVP”) of Con-way Inc. and President of Con-way Truckload, both freight transportation providers, from 2007 until his retirement in 2012.  Prior to the merger of Contract Freighters, Inc. (“CFI”), another freight transportation provider, with Con-way Inc. in 2007, Mr. Schmidt held positions at CFI as President and CEO from 2005 to 2007 and President from 2000 to 2005.  Prior to his becoming President and CEO in 2005, he was employed in a series of progressively more responsible positions at CFI where he gained extensive knowledge in risk management, as well as leading the sales and operations functions as Senior Vice President of Operations.  Mr. Schmidt also served as a member of the Board of Directors of formerly publicly traded Empire District Electric Company 2010 through January 2017, including membership on the Compensation, Executive, and Strategic Projects Committees, and as a member of the Board of Directors of Daylight Transport, LLC, a privately held less-than-truckload carrier, since September 2013, including membership on the Compensation and M&A Committees.  The Board believes Mr. Schmidt’s extensive industry, operations, sales, risk management, and leadership experience adds significant value to the Board and to the Nominating Committee.

W. Miller Welborn, 62, has served as a director since 2017 and currently as Chair of our Compensation Committee and as a member of our Audit Committee. Mr. Welborn has been Chairman of SmartFinancial, Inc. (NASDAQ: SMBK), a publicly traded holding company of SmartBank with over $3.3 billion in assets since 2015. From 2009 to 2015 Mr. Welborn served as Chairman of Cornerstone Bancshares, Inc., which was the publicly traded parent company of Cornerstone Community Bank prior to the bank’s merger with SmartBank in 2015, where he served on the Asset-Liability (ALCO), Loan, Governance, Nominating, Audit, and Compensation Committees. Mr. Welborn has also served as President of Welborn & Associates, Inc., a consulting firm specializing in transportation logistics, since 2000.  He previously served as managing partner of Transport Capital Partners, LLC, another transportation advisory and consulting firm that he cofounded, from 2001 to 2014.  Prior to cofounding Transport Capital Partners, LLC, Mr. Welborn served in several executive and ownership capacities of various trucking companies, including as President, CEO, and a director of Boyd Bros Transportation, President and Chairman of Welborn Transport, Inc., a company he cofounded, and President of Cummings Trucking Co., Inc.  From 2010 to 2015 Mr. Welborn served as a partner of Lamp Post Group, Inc., a venture capital company with a portfolio of investments ranging from start-up level to over $600 million in annual revenue.  Mr. Welborn currently serves on multiple non-profit boards. Mr. Welborn is expected to become our Lead Independent Director at the upcoming Annual Meeting. The Board believes that Mr. Welborn’s over three decades of business experience, including experience in transportation consulting, executive roles at trucking companies, and serving on the boards of publicly traded companies, provides us with invaluable perspective and experience and qualifies him to serve as our Lead Independent Director. The Board also believes Mr. Welborn’s knowledge of executive compensation practices, including his prior service on the compensation committee of Cornerstone Bancshares, Inc., qualifies him to serve as Chair of our Compensation Committee.

CORPORATE GOVERNANCE

The Board of Directors and Its Committees

The following summarizes our key governance features:

What We Do
✔	Lead Independent Director appointed
✔	Proxy access
✔	Corporate governance guidelines
✔	All committees comprised solely of independent directors
✔	Two-thirds of the Board comprised of independent directors
✔	Limitation on number of outside public boards
✔	Three members of our Audit Committee qualify as audit committee financial experts
✔	Regular sessions of independent directors
✔	Stock ownership guidelines for non-employee directors of five times annual cash retainer
✔	Stock ownership guidelines for senior executive officers, with CEO at six times annual base salary
✔	Anti-hedging and anti-pledging guidelines for senior executive officers, with no hardship exception
✔	Majority vote policy for uncontested elections
✔	Annual Board and committee written self-assessment through outside counsel
✔	Annual Lead Independent Director written assessment through outside counsel
✔	Annual CEO written assessment through outside counsel
✔	Annual enterprise risk assessment
✔	Director orientation
✔	Independent Nominating Committee oversees information security

Board of Directors

Meetings.  Our Board held 23 meetings during the year ended December 31, 2020.  Each current member of the Board attended at least 75% of the aggregate of all meetings of the Board and of all committees on which he served.  We encourage the members of our Board to attend our Annual Meeting of Stockholders, although we do not have a formal policy regarding director attendance at such meetings.  All of our then-current directors attended the 2020 Annual Meeting of Stockholders.

Director Independence.  Our Class A common stock is listed on The NASDAQ Global Select MarketTM.  Therefore, we are subject to the listing standards embodied in applicable NASDAQ Stock Market (“NASDAQ”) listing standards and the rules and regulations of the SEC, including those relating to corporate governance.  The Board has determined that the following directors and director nominees are “independent” under NASDAQ Rule 5605(a)(2):  Messrs. Bosworth, Kramer, Moline, Schmidt (effective April 1, 2020) and Welborn.  The Board has also determined that with respect to each of our three Board committees, each member and committee composition satisfies the applicable committee independence and membership requirements of NASDAQ and the SEC.  Considering the consulting payments paid to Mr. Schmidt during 2018 and 2019, Mr. Schmidt became “independent” under NASDAQ Rule 5605(a)(2) on April 1, 2020. In accordance with NASDAQ Rule 5605(b)(2), in 2020, our independent directors held 10 special meetings of independent directors, without the presence of management. Additionally, in 2020, our outside directors held 10 special meetings of outside directors, without the presence of management.

Our Nominating Committee reviewed (i) the SEC regulatory and NASDAQ listing standards for assessing the independence of our directors and director nominees, (ii) the criteria for determining each such individual’s independence specifically for purposes of serving on the Audit Committee, Compensation Committee, and Nominating Committee, and as an “audit committee financial expert,” and (iii) each such individual’s professional experience, education, skills, ability to enhance differences of viewpoint and other qualities among our Board membership.  After concluding its review, the Nominating Committee submitted its independence recommendations to our Board.  Our Board then made its independence determinations based on the committee’s recommendations.

Board Oversight of Risk Management.  The Board has overall responsibility for risk oversight, which involves evaluating any material risks concerning us, as well as management’s decisions and efforts to identify, manage, and monitor such risks.  This oversight also includes understanding and determining what constitutes an appropriate level and tolerance of risk for the Company.  The Board addresses this responsibility as part of its periodic Board meetings.  The primary areas of risk assessment include financial and accounting risk, legal and compliance risk, technology and cyber security risk, succession risk, safety and security risk, operational and strategic risk, and regulatory risk. The Board has delegated oversight responsibility to each of the Board committees according to its respective area of responsibility. The Audit Committee oversees assessment and management of financial risks, is responsible for overseeing potential conflicts of interest, and monitor and mitigates risks relating to our deployment of financial resources, the management of our balance sheet and the investment of cash and other assets. The Compensation Committee is responsible for overseeing the management of risks relating to our executive and non-executive compensation policies and practices and the incentives created by our compensation policies and practices. The Nominating Committee is responsible for overseeing implementation of appropriate corporate governance procedures, monitoring and overseeing the management and mitigation of operating risks, and overseeing the management of risks associated with the independence of our Board, reviewing enterprise operating risks, other than financial and internal control risks, and overseeing of our plans, policies, and disclosures related to ESG matters.  In its risk oversight role, our Board considers and confers with management about risk administration.  Typically, management identifies, measures, and analyzes risks inherent to our business, operations, and industry.  Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board. As appropriate, additional review or reporting on risks are conducted as needed or as requested by our Board and its committees  Additionally, the Board conducts an annual risk assessment. The Board’s role in risk oversight has not affected the Board’s leadership structure.

Board Leadership Structure; Lead Independent Director.  The Board is responsible for overseeing our overall corporate governance and the competent and ethical management and operation of our business. The Board elects our Lead Independent Director each year. Mr. Bosworth has served as our Lead Independent Director since 2018 and provides an effective balance for the management of the Company and our stockholders’ best interests. Mr. Welborn is expected to become our Lead Independent Director at the upcoming Annual Meeting.   Mr. Parker currently serves as our Chairman of the Board and CEO.  The Board elects our Chairman of the Board and CEO annually.  Mr. Parker has served as our Chairman of the Board and CEO since 1994.

Our independent directors and outside directors regularly meet without the presence of management.  These executive sessions are typically conducted before or after any Board or Board committee meeting at which a majority of the independent directors or outside directors are present or by holding special meetings of the independent directors or outside directors. We believe that the appointment of a Lead Independent Director starting in 2018 has contributed to the efficiency and functionality of the full Board. The Lead Independent director presides over executive sessions and acts as a liaison between the between our independent directors and the Board.

The Board believes our leadership structure with Mr. Parker serving as Chairman of the Board and CEO and Mr. Bosworth as Lead Independent Director is appropriate and suitable for proper and efficient Board functioning and communication.  We believe the combination of Mr. Parker’s leadership positions is effective for us given Mr. Parker’s in-depth knowledge of and experience in our business and industry. Further, his large beneficial stockholdings and long-standing service in senior leadership positions demonstrate to our stockholders Mr. Parker’s commitment to our growth and success.  As the CEO, Mr. Parker is also intimately involved in the Company’s routine operations and is in a position to elevate critical business issues to the Board and senior management because he reports to the Board as the CEO with the other executive officers and participates in the meetings as a director.  The Board has determined the Chairman of the Board and CEO combination, together with a successful governance structure that includes the exercise of key oversight responsibilities by independent directors, provides an effective balance for the management of the Company and our stockholders’ best interests. Additionally, our Lead Independent Director provides for an effective balance for the management of the Company and our stockholders’ best interests. Our Board has the flexibility to modify our leadership structure in the future, as the Board deems appropriate or necessary.

Proxy Access. Eligible stockholders who have continuously owned at least 3% of the issued and outstanding Class A common stock for at least three years and who otherwise meet the requirements set forth in our Fourth Amended and Restated Bylaws may have their director nominees included in our proxy materials. Eligible stockholders may aggregate up to 20 stockholders to reach the 3% ownership threshold. The number of director nominees nominated by an eligible stockholder or a group of eligible stockholders may not be more than 20% of the total number of directors of the Company, but not less than two. Notice of nominations must be received no earlier than 150 days and no later than 120 days prior to the anniversary of the date the Company mailed its proxy for the immediately preceding annual meeting of stockholders.

Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines, which, along with our articles of incorporation, bylaws, and the charters of the Board’s Committees, form the framework of governance of the Company. Our Corporate Governance Guidelines are available on our website, www.covenanttransport.com, under the “Governance” tab of the “Investors” menu.

Overboarding Policy. The Board approved an overboarding policy that prohibits Mr. Parker, as CEO and Chairman of the Board, from serving on more than three public company boards in total (including service on the Company’s Board), and prohibits the other board members from serving on more than five public company boards in total (including service on the Company’s Board.) This is to ensure that our directors devote adequate time for preparation and attendance at Board and Committee meetings, including the Annual Meeting of Stockholders. None of our directors serve on more than one public company board (excluding the Company).

Majority Vote Policy. Our Board’s majority vote standard requires that, for directors to be elected (or reelected) to serve on the Company’s Board, they must receive support from holders of a majority of shares voted. A director who is subject to an uncontested election at any stockholder meeting shall promptly tender his or her resignation for consideration by the Nominating Committee, if such director receives a greater number of votes “withheld” from or voted “against” his or her election than are voted “for” such election, excluding abstentions.  The Nominating Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the support from the holders of a majority of shares voted in the election of directors. In making this recommendation, the Nominating Committee will consider all factors deemed relevant by its members including, without limitation, the underlying reasons why stockholders voted against the director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Company, whether by accepting such resignation the Company will no longer be in compliance with any applicable laws, rules, regulations, or governing documents, and whether or not accepting the resignation is in the best interests of the Company and its stockholders. The Board will act on the Nominating Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the stockholder vote, but in any case, no later than 120 days following the certification of the stockholder vote. In considering the Nominating Committee’s recommendation, the Board will consider the factors considered by the Nominating Committee and such additional information and factors the Board believes to be relevant. The Company will promptly publicly disclose the Board’s decision and process in a periodic or current report filed with or furnished to the Securities and Exchange Commission. Any director who tenders his resignation pursuant to the majority vote policy will not participate in the Nominating Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such director shall remain active and engaged in all other committee and Board activities, deliberations, and decisions during the Nominating Committee and Board process.

Anti-Hedging and Pledging Policy. Our anti-hedging and pledging policy prohibits our CEO, President, and COO, as well as our directors, from (i) hedging their ownership positions in Class A or Class B common stock (including, but not limited to, short-selling, options, puts and calls, as well as derivatives such as swaps, forwards, and futures), (ii) pledging owned Class A or Class B common stock as collateral for loans, and (iii) purchasing our Class A common stock on margin. Hedging activities include hedging our Class A and Class B common stock.  There is no hardship exception to our anti-hedging and pledging policy.

Stock Ownership Guidelines. Our stock ownership guidelines require our CEO, President, and COO, and non-employee directors to build or maintain certain stock ownership over time through equity grants. The stock ownership guidelines for our CEO are six times annual base salary. The stock ownership guidelines for our President and Senior EVP are one times annual base salary. The stock ownership guidelines for our non-employee directors are five times annual cash retainer.

Director Retirement Policy. In accordance with our Corporate Governance Guidelines, each director will resign as a director immediately prior to the Company’s annual meeting of stockholders first falling after the director attains 75 years of age. Notwithstanding the foregoing, the Board has authority to waive mandatory retirement in individual cases, if in the judgement of the Board the best interests of the Company and the stockholders would be served by such waiver.

Stockholder Communications with the Board of Directors. Our Board has adopted procedures by which our stockholders may communicate with our Board regarding matters of substantial importance to us.  Information concerning the manner in which stockholders can communicate with the Board is set forth in our Stockholder Communications Procedures available on our website, www.covenanttransport.com, under the “Governance” tab of the “Investors” menu. Our Stockholder Communications Procedures, which was adopted by the Board, describes the process for sending communications and determining which communications will be relayed to directors.  Please note that we reserve the right not to forward any abusive, threatening or otherwise inappropriate materials.

Committees of the Board of Directors

The Audit Committee

Functions, Composition, and Meetings of the Audit Committee.  Our Board has established a separately designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our accounting and financial reporting policies and processes in accordance with applicable SEC rules and NASDAQ listing standards. The primary responsibilities of the Audit Committee are set forth in the Audit Committee Report, which appears below, and are further described in the Audit Committee charter. Our Audit Committee is comprised of Messrs. Bosworth, Kramer, and Welborn. During 2020, Mr. Bosworth served as Chair of the Audit Committee. In March 2021, Mr. Kramer was appointed as Chair of the Audit Committee.  The Audit Committee met 14 times during 2020.

Audit Committee Independence. Each member of the Audit Committee satisfies the independence and Audit Committee membership criteria set forth in NASDAQ Rule 5605(c)(2)(A).  Specifically, each member of the Audit Committee:

●	is independent under NASDAQ Rule 5605(a)(2);
●	meets the criteria for independence set forth in Rule 10A‑3(b)(1) under the Exchange Act;
●	did not participate in the preparation of our financial statements or the financial statements of any of our current subsidiaries at any time during the past three years; and
●	is able to read and understand fundamental financial statements, including our balance sheet, statement of operations, and statement of cash flows.

Audit Committee Charter.  Our Audit Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  The Audit Committee reviews and reassesses the adequacy of its formal written charter on an annual basis and recommends changes to the Board when appropriate.  The charter is publicly available free of charge on our website, www.covenanttransport.com, under the “Governance” tab of the “Investors” menu.

Audit Committee Financial Experts.  The Board has determined that the three members of the Audit Committee, Messrs. Bosworth, Kramer, and Welborn, qualify as “audit committee financial experts” under Item 407(d)(5)(ii) of SEC Regulation S-K.  In the judgment of the Board, each such individual (i) meets the Audit Committee member independence criteria under applicable SEC rules; (ii) is independent, as independence for Audit Committee members is defined under applicable NASDAQ listing standards; and (iii) has sufficient knowledge, experience and sophistication in financial and auditing matters under relevant SEC and NASDAQ rules.  The satisfaction of these factors results in each such individual’s financial sophistication under NASDAQ Rule 5605(c)(2)(A) and qualifies each such individual as an “audit committee financial expert,” under Item 407(d)(5)(ii) of SEC Regulation S-K.  The Board has designated Mr. Bosworth as our Audit Committee financial expert.

Financial Reporting. The Company has always received an unqualified opinion from its auditor, has never restated its financials, and has never been untimely in its financial disclosure filings.

Report of the Audit Committee.  In performing its duties, the Audit Committee, as required by applicable rules of the SEC, issues a report recommending to the Board that our audited financial statements be included in our Annual Report on Form 10-K and determines certain other matters, including the independence of our independent registered public accounting firm.  The Report of the Audit Committee for 2020 is set forth below.

The Audit Committee Report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Audit Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Report of the Audit Committee

The primary purpose of the Audit Committee of the Board of Covenant Logistics Group, Inc. (the “Company”) is to assist the Board in fulfilling its oversight responsibilities relating to the quality and integrity of the Company’s financial reports, financial reporting processes, and systems of internal control over financial reporting.  The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. Rather, the Company’s management has primary responsibility for the preparation, consistency, integrity, and fair presentation of the Company’s financial statements and the overall reporting process, including maintenance of the Company’s system of internal controls. The Audit Committee is responsible for the appointment, evaluation, compensation, retention, and oversight of the work of the Company’s independent registered accounting firm. Grant Thornton LLP (“Grant Thornton”) was the Company’s independent registered accounting firm for the year ended December 31, 2020.  Grant Thornton was responsible for conducting independent quarterly reviews and an independent annual audit of the Company’s financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon.

For the year ended December 31, 2020, the Audit Committee has (i) reviewed and discussed the audited financial statements, management’s assessment of internal control over financial reporting, and the effectiveness of internal control over financial reporting with management and Grant Thornton; (ii) discussed with Grant Thornton the matters required to be discussed pursuant to Auditing Standard No. 1301 (Communications with Audit Committees) issued by the PCAOB; (iii) received and reviewed the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence; and (iv) discussed with Grant Thornton its independence as the Company’s independent registered public accounting firm and auditor. The Audit Committee, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and Grant Thornton. The Audit Committee met in periodic executive sessions with each of Grant Thornton, management, and the internal audit department during 2020.

Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

Audit Committee:
D. Michael Kramer, Chair
Robert E. Bosworth
W. Miller Welborn

The Compensation Committee

Functions, Composition, and Meetings of the Compensation Committee. As more fully outlined in the Compensation Committee charter, the primary functions of the Compensation Committee of our Board are to aid our Board in discharging its responsibilities relating to the compensation of our executive officers, including the CEO; evaluate and approve our compensation plans, policies, and programs for executive officers; produce an annual report on executive compensation; make recommendations to the Board on matters of Chairman of the Board, CEO, and President succession; and perform such other duties as may be assigned to it by our Board or imposed by applicable laws or regulations.  In furtherance of its duties, the Compensation Committee reviews and approves the elements of the compensation of our executive officers and our overall executive compensation strategy to ensure such components align with our business objectives, responsible corporate practices, and our stockholders’ interests.  The Compensation Committee also makes recommendations on other compensation matters to the full Board.  The Compensation Committee has the authority to carry out the foregoing responsibilities under its charter, and may delegate such authority to subcommittees of the Compensation Committee. Our Compensation Committee is comprised of Messrs. Welborn, Bosworth, and Kramer. Mr. Welborn serves as Chair of the Compensation Committee. William T. Alt served as a member of the Compensation Committee during 2020, prior to his retirement from our Board effective as of our 2020 Annual Meeting of Stockholders. The Compensation Committee met 15 times during 2020.

Compensation Committee Independence.  While serving on the Compensation Committee, each member satisfied the independence and Compensation Committee membership criteria set forth in NASDAQ Rule 5605(d)(2)(A) and applicable SEC regulations.  In determining the independence of our Compensation Committee members, the Board considered several relevant factors, including but not limited to each director’s source of compensation and affiliations. Specifically, while serving on the Compensation Committee, each member of the Compensation Committee:

●	was independent under NASDAQ Rule 5605(a)(2);
●	met the criteria for independence set forth in Rule 10C-1(b)(1) under the Exchange Act;
●	did not directly or indirectly accept any consulting, advisory or other compensatory fee from the Company; and
●
as determined by our Board, was not affiliated with the Company, any Company subsidiary, or any affiliate of a Company subsidiary, and did not have any other relationship, which would impair each respective member’s judgment as a member of the Compensation Committee.

Compensation Committee Charter.  Our Compensation Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  The Compensation Committee periodically reviews and reassesses the adequacy of its formal written charter on an annual basis and recommends changes to the Board when appropriate.  The charter is publicly available free of charge on our website, www.covenanttransport.com, under the “Governance” tab of the “Investors” menu.

Report of the Compensation Committee.  In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board that our Compensation Discussion and Analysis be included in this Proxy Statement. The Report of the Compensation Committee for 2020 follows.

The Report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Compensation Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Report of the Compensation Committee

The Compensation Committee of the Board of Covenant Logistics Group, Inc. (the “Company”) has reviewed and discussed with management the Compensation Discussion and Analysis section (as required by Item 402(b) of Regulation S-K of the U.S. Securities and Exchange Commission) contained in this Proxy Statement for the Annual Meeting of Stockholders to be held on May 19, 2021. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Compensation Committee:
W. Miller Welborn, Chair
Robert E. Bosworth
D. Michael Kramer

Compensation Committee Interlocks and Insider Participation

Messrs. Welborn, Bosworth, and Kramer served on the Compensation Committee during 2020. Messrs. Welborn, Bosworth, and Kramer were not officers or employees of the Company at any time during 2020 or as of the date of this Proxy Statement, nor was any such individual a former officer of the Company. In 2020, no member of our Compensation Committee had any relationship or transaction with the Company that would require disclosure as a “related person transaction” under Item 404 of SEC Regulation S-K in this Proxy Statement under the section entitled Certain Relationships and Related Transactions.

During 2020, none of our executive officers served as a member of the board of directors or Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Compensation Committee.  Additionally, during 2020, none of our executive officers served as a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a member of our Board or Compensation Committee.

See Certain Relationships and Related Transactions for a description of certain transactions between us and our other directors, executive officers, or their affiliates, and Executive Compensation – Director Compensation for a description of compensation of the members of the Compensation Committee.

The Nominating and Corporate Governance Committee

Functions, Composition, and Meetings of the Nominating and Corporate Governance Committee.  Our Nominating Committee recommends to the Board potential director nominee candidates for election to the Board and makes recommendations to the Board concerning issues related to corporate governance, as further detailed in the Nominating Committee charter discussed below. Our Nominating Committee is also responsible for overseeing our information security. Our Nominating Committee is comprised of  Messrs. Moline and Schmidt. Mr. Moline serves as chair of the Nominating Committee. Mr. Alt served as a member of the Nominating Committee during 2020, prior to his retirement from our Board effective as of our 2020 Annual Meeting of Stockholders. All current members of the Nominating Committee are independent, as independence for Nominating Committee members is defined under applicable SEC regulations and NASDAQ listing standards.  The Nominating Committee met 3 times in 2020.  In selecting the slate of directors for 2021, the Nominating Committee considered the skillsets and qualifications of the current directors, particularly in the areas of technology, industry experience, and diversity. The Nominating Committee has recommended that the Board nominate Messrs. Parker, Bosworth, Kramer, Schmidt, Moline, and Welborn, and Ms. Parker-Hatchett, for election at the Annual Meeting, each of whom is currently serving as a director.

Nominating and Corporate Governance Committee Charter. Our Nominating Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  The Nominating Committee periodically reviews its formal written charter, as well as those of our Board committees, to ensure each charter reflects a commitment to effective corporate governance and recommends changes to the Board when appropriate. A copy of the charter (which includes Exhibit A (Criteria for Board of Directors) to such charter, as mentioned below) is available free of charge on our website, www.covenanttransport.com, under the “Governance” tab of the “Investors” menu.

Process for Identifying and Evaluating Director Nominees. Director nominees are chosen by the entire Board, after considering the recommendations of the Nominating Committee.  The members of the Nominating Committee review the qualifications of various persons to determine whether they are qualified director nominee candidates for membership on the Board.  The Nominating Committee will review all such candidate recommendations, including those properly submitted by stockholders, in accordance with the requirements of its charter, SEC regulations, and NASDAQ listing standards.  Upon identifying and selecting qualified director nominee candidates, the Nominating Committee then submits its director nominee selections to our Board for consideration. We do not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Desirable Traits for Director Nominees. With regard to specific qualities and skills of potential director nominees, the Nominating Committee believes it is necessary that: (i) at least a majority of the members of the Board qualify as “independent” under NASDAQ Rule 5605(a)(2); (ii) at least three members of the Board satisfy the Audit Committee membership criteria specified in NASDAQ Rule 5605(c)(2)(A); (iii) at least one member of the Board eligible to serve on the Audit Committee has sufficient knowledge, experience, and training concerning accounting and financial matters so as to be financially sophisticated under NASDAQ Rule 5605(c)(2)(A) and qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of SEC Regulation S-K; and (iv) at least two members of the Board satisfy the Compensation Committee membership criteria specified in NASDAQ Rule 5605(d)(2)(A).  In addition to these specific requirements, the Nominating Committee takes into account all factors it considers appropriate, which may include, but are not limited to, an individual’s experience, accomplishments, education, understanding of our business and the industry in which we operate, specific skills, general business acumen, and personal and professional integrity.  Exhibit A (Criteria for Board of Directors) of the Nominating Committee charter also sets forth various factors and criteria used for selecting director nominees (such factors and criteria are not absolute prerequisites for any such nominee). Generally, the Nominating Committee will first consider current Board members as potential director nominees because they meet the criteria listed above and possess knowledge of our history, strengths, weaknesses, goals, and objectives.

Annual Board Self-Assessment. The Nominating Committee is responsible for developing and implementing a director evaluation program to measure the individual and collective performance of directors and the fulfillment of their responsibilities to our stockholders, including an assessment of the Board’s compliance with applicable corporate governance requirements and identification of areas in which the Board might improve its performance.  The Nominating Committee also is responsible for developing and implementing an annual self-evaluation process for the Board designed to assure that directors contribute to our corporate governance and to our performance.  These tasks are accomplished in part through our written annual Board evaluation questionnaire in which our outside directors assess and comment on various issues concerning the Board’s and each committee’s performance, oversight, resources, composition, culture, and committees. Questionnaire responses are anonymously compiled and summarized in a report distributed to the Board by outside counsel. The responses are analyzed by the Nominating Committee and discussed with the Board. Outside counsel monitors resulting action items, to ensure that identified issues are addressed by the Board or the appropriate committee of the Board. The Nominating Committee periodically reviews the self-assessment process. We believe the self-assessment process provides valuable constructive feedback that contributes to the Board’s overall effectiveness, functionality, and oversight.

Board Diversity. In recommending director nominee candidates for the Board, the Nominating Committee considers Board diversity along with the various other factors discussed above.  Our Nominating Committee does not have a formal policy with respect to diversity, but considers it desirable if potential nominees complement and contribute to the Board’s overall diversity and composition.  Pursuant to the Nominating Committee’s charter, such consideration includes each individual candidate’s ability to enhance differences of viewpoint, professional experience, education, skills, and other individual qualities among the members of the Board. Diversity is not limited solely to gender, race and ethnicity distinctions, and we interpret diversity to encompass an individual’s ability to positively contribute to the chemistry and collaborative nature of our Board, as well as such person’s personal and professional experiences, aptitude, and expertise relevant to our industry. The Nominating Committee periodically reviews and assesses the effectiveness of the Committee’s policies with respect to its consideration of diversity in identifying director nominees.

Stockholder Director Nominee Recommendations.  Outside of the proxy access provision of our Bylaws, described above, it is generally the policy of the Nominating Committee to consider stockholder recommendations of proposed director nominees if such recommendations are serious, timely received, and comply with SEC rules and regulations setting forth the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials, specifically Rule 14a-8 of the Exchange Act.  To be timely, recommendations must be received in writing by Joey Hogan at our principal executive office at least 120 days prior to the one-year anniversary of the mailing date of our proxy statement for the prior year’s Annual Meeting of Stockholders. For our 2022 Annual Meeting of Stockholders, all stockholder recommendations of proposed director nominees must be received in writing by Joey Hogan no later than the close of business on December 17, 2021. Such stockholder recommendations should be addressed and sent to Joey Hogan, President; Covenant Logistics Group, Inc.; 400 Birmingham Highway; Chattanooga, Tennessee 37419. In addition, any stockholder director nominee recommendation must include the following information:

●	the proposed director nominee’s name and qualifications and the reason for such recommendation;
●	the name and record address of the stockholder(s) proposing such nominee;
●	the number of shares of our Class A and/or Class B common stock that are beneficially owned by such stockholder(s) and the dates indicating how long such stock has been held by such stockholder(s);
●	a description of any financial or other relationship between the stockholder(s) and such director nominee or between the director nominee and us or any of our subsidiaries;
●	appropriate biographical and other information equivalent to that required of all other director nominee candidates; and
●	any other information such stockholder(s) must provide pursuant to and as required under Rule 14a-8 of the Exchange Act or any other applicable rules.

Oversight over Information Security. The Nominating Committee, which is comprised solely of independent directors, has oversight over our information security. The Board receives regular updates from senior executives on technology initiatives.  We believe Messrs. Kramer and Moline have relevant experience in information security. Mr. Kramer previously served as the Chief Technology Officer of Integra Bank Corporation. Mr. Moline has served in senior leadership roles at various telecommunications companies. Highlights of our information security include:

●	we follow the CIS20 standard for information security and utilize security platforms to scan and monitor our systems;
●	we perform penetration testing every 12 to 18 months;
●	we maintain an information security risk insurance policy in the amount of $30.0 million;
●	we have not experienced any information security breaches in the past three years; and
●	we have not incurred any expenses, penalties, or settlements related to information security breaches in the last three years.

Our Executive Officers

Set forth below is certain information regarding our current executive officers (other than our CEO, Mr. Parker, for whom information is set forth above under Proposal 1 – Election of Directors), as well as other members of senior management. All executive officers are elected annually by the Board.  Family relationships between any directors and executive officers, if any, are noted in the relevant biographies.  All references to experience with us include positions with our operating subsidiaries and none of the other corporations or organizations referenced in the biographies is a parent, subsidiary, or affiliate of the Company unless otherwise noted.  There are no arrangements or understandings between any of the executive officers and any other person pursuant to which any of the executive officers was or is to be selected as an officer.  Each of the executive officers also has consented to being identified as such in this Proxy Statement and has indicated his intention to serve in his respective office, if elected by the Board.

Joey B. Hogan, 59, was appointed as our President and Principal Financial Officer (“PFO”) in April 2021. Previously, Mr. Hogan served as our Co-President and Chief Administrative Officer (“CAO”) from April 2020 to April 2021 and as our President and COO from February 2016 to April 2020. From May 2007 to February 2016 Mr. Hogan served as our Senior EVP and COO, as well as President of Covenant Transport, Inc. (“CTI”). Mr. Hogan was our CFO from 1997 to May 2007, our EVP from May 2003 to May 2007, and a Senior Vice President (“SVP”) from December 2001 to May 2003. From joining us in August 1997 through December 2001, Mr. Hogan served as our Treasurer. Mr. Hogan served as a director and on the Audit Committee of Chattem, Inc., a consumer products company, from April 2009 through March 2010, and currently serves as an officer of the Truckload Carriers Association.

M. Paul Bunn, 43, was appointed as our Senior EVP and COO in April 2021.Mr. Bunn previously served as our EVP, CFO, and Secretary form April 2020 to April 2021, our EVP from April 2019 to April 2020, our Chief Accounting Officer and Treasurer from January 2012 to April 2020, and our SVP from 2017 to April 2019. Previously, Mr. Bunn served as our Corporate Controller from July 2009 to January 2012. Prior to that, Mr. Bunn served as an Audit Senior Manager for Ernst & Young, LLP, a global professional services provider.

Samuel “Sam” F. Hough, 55, has been our EVP - Expedited Operations since September 2020. Mr. Hough served as our EVP - Highway Services between April 2020 and September 2020. Previously Mr. Hough served as EVP and COO of CTI since joining us in February 2013. Prior to joining the Company, Mr. Hough served as Vice President of Sales from 2010 – 2013, Vice President of Regional Operations from 2009 - 2010, and Vice President of Revenue Management from 2006 - 2009 for Conway Truckload, Inc., a freight transportation provider operating in the United States, Canada, and Mexico.

Lynn Doster, 55, has been our EVP - Dedicated Operations since March 2021 and was our SVP of Operations from April 2020 to February 2021. Ms. Doster joined the Company in July 2018 following our acquisition of Landair and previously was the SVP, Operations at Landair, a position she held since joining the organization in 2013. Prior to joining the Company, Ms. Doster achieved increasing levels of operational responsibilities in her 14 year career with Penske Logistics, a global third-party logistics provider, four of which she served in the role of Vice President of Operations.

John A. Tweed, 55, was appointed as the Advisor to the CEO in April 2021. Co-President and Chief Operating Officer in April 2020. Mr. Tweed joined the Company in July 2018 following our acquisition of Landair Holdings Inc. (“Landair”) and was the EVP and COO of Landair from July 2018 to April 2020 and our Co-President and COO from April 2020 to April 2021. Prior to the Company’s acquisition of Landair (the “Landair Acquisition”), Mr. Tweed served as the CEO of Landair since 2000. Prior to becoming CEO of Landair, Mr. Tweed held various positions at Landair, including vice president of sales and special-projects manager. Mr. Tweed is an active committee and board member for several industry associations and community organizations. Mr. Tweed is the first cousin of Ms. Ballard.

Matthew "Matt" T. Anderson, 57, has been our SVP, Sales & Marketing since April 2020. Mr. Anderson joined the Company in July 2018 following our acquisition of Landair and previously was the SVP, Sales & Marketing at Landair, a position he held since joining the organization in 2012. Prior to joining the Company, Mr. Anderson served as Vice President of Sales from 2009 - 2012, and Vice President of Customer Experience from 2006 - 2009 for Penske Logistics, a global third-party logistics provider.

Joey Ballard, 46, has been our SVP of Talent Management since April 2019. Ms. Ballard joined the Company in July 2018 following the Landair Acquisition and previously was the Senior Director of Talent Management at Landair. Prior to joining the Company, Ms. Ballard served in various roles at Landair since 1999. Ms. Ballard is a board member of Greeneville Community Hospital (Ballard Health) and actively involved in other community organizations. Ms. Ballard is the first cousin of Mr. Tweed.

James “Tripp” S. Grant, 42, joined the Company as the Corporate Controller in July 2019 and was promoted to Chief Accounting Officer in September 2020.  Mr. Grant has served as the Company’s principal accounting officer since August 2019. Previously, Mr. Grant worked at Chattem, Inc., from August 2007 to June 2019, during which time he served in the following roles: Director, Corporate Projects, Corporate Controller and Assistant Controller.  Prior to Chattem, Mr. Grant served as a Senior Internal Auditor at Electric Power Board of Chattanooga, an electric power distribution and telecommunications company from January 2006 to August 2007, and a Senior Accountant at Neal, Scouten & McConnell, P.C. from August 2002 to January 2006.

Brande N. Tweed, 46, was appointed our SVP of Financial Improvement in September 2020. Ms. Tweed joined the Company in July 2018 following the Landair Acquisition and previously was the Vice President of Accounting of Landair. Prior to the Landair Acquisition, Ms. Tweed served as the VP of Accounting of Landair since 2012. Prior to becoming VP of Accounting of Landair, Ms. Tweed held various positions at Landair, including staff accountant and Controller. During her tenure at Landair, Ms. Tweed was accountable for all accounting functions, asset and non-asset procurement, information technology, contract administration, risk management and claims, budgeting, financial improvement, continuous improvement, maintenance, and financial performance. Ms. Tweed has been with Landair since 1998.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own (directly or indirectly) more than 10% of our Class A common stock, to file reports of ownership and changes in ownership with the SEC.  Officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such reports (including any amendments thereto) filed with the SEC during 2020 and written representations that no other reports were required during the year ended December 31, 2020, we believe that all of the Company's executive officers, directors, and greater than 10% beneficial owners complied with applicable Section 16(a) filing requirements during the year ended December 31, 2020, except Ms. Parker-Hatchett filed a late Form 3 amendment on January 27, 2021 to report shares of Class A common stock owned by her spouse as of her election as a director in July 2020.

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics that applies to all directors, officers, and employees, whether with us or one of our subsidiaries.  The Code of Conduct and Ethics includes provisions applicable to our CEO, CFO, CAO, controller, or persons performing similar functions and that collectively constitute a “code of ethics” within the meaning of Item 406(b) of SEC Regulation S‑K.  A copy of the Code of Conduct and Ethics is publicly available free of charge on our website, www.covenanttransport.com, under the “Governance” tab of the “Investors” menu.

Pursuant to SEC regulations and NASDAQ listing standards, we will disclose amendments to or waivers of our Code of Conduct and Ethics in a press release, on our website, www.covenanttransport.com, or in a Current Report on Form 8-K filed with the SEC, whichever disclosure method is appropriate. To date, we have not granted any waivers from our Code of Conduct and Ethics to the CEO, CFO, CAO, Controller, or any person performing similar functions.

Neither the Company, nor any of its directors and officers, is currently under investigation by a regulatory body.  Further, no regulator has taken action against a director or officer of the Company in the past two years.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Proxy Statement section identifies our Named Executive Officers (as designated below) and explains how our executive compensation programs, policies and decisions are formulated, applied, and operate with respect to the Named Executive Officers.  In the Compensation Discussion and Analysis, we also discuss and analyze our executive compensation program, including each component of compensation awarded under the program, and the corresponding compensation amounts for each Named Executive Officer.

This Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table (including the related tabular and narrative discussions) and the Committees of the Board of Directors – The Compensation Committee section contained in this Proxy Statement.  As noted in that section, our Compensation Committee, which for 2020 was comprised only of directors who satisfy applicable SEC and NASDAQ independence requirements, oversees and administers our executive compensation policies and practices.

Executive Summary

Courage, resilience, selflessness, and confidence were on display during 2020 as our people faced down the challenges of a global pandemic, an internal restructuring, and a wholesale change of leadership.

During 2020, we exited approximately 23% of our total assets, including two business units – solo refrigerated and factoring.  We unified our branding and marketing effort, converted several information technology systems, reduced our non-driving personnel by 15%, and cut overhead across the enterprise.  We also flattened our senior management structure and installed new leadership in a majority of the remaining roles.  Our leadership team had been working toward these goals, but the pandemic and customer supply chain disruptions in the first half of 2020 accelerated the timeframe dramatically.

Also, in 2020 we reduced invested capital by over $262 million, improved our leverage ratio to the lowest level in decades, and improved adjusted earnings per share versus 2019. By the end of the year, we reported one of the better fourth quarters in the Company’s 34-year history.

With all of the changes during 2020, the Compensation Committee took a conservative approach to our compensation structure. The Compensation Committee reduced the salaries of our Named Executive Officers between 5% and 19% and reduced the director annual retainer by 15% between April 2020 and December 2020 in light of the uncertain impact of COVID-19 on the Company’s operations. Messrs. Parker and Hogan did not receive equity awards during 2020, as the Compensation Committee desired to preserve equity under our Incentive Plan given stock price volatility during 2020, as well as their desire for more time to assess the impact of changes to our business during 2020, including the strategic repositioning of our enterprise around our Dedicated, Expedited, Managed Freight, and Warehousing business units and reduction of our fixed overhead and capital deployment in non-core businesses. The short-term cash incentive plan for 2020 was designed around goals related to saftey, financial planning and analysis, accountability, deleveraging, and reducing costs, and target bonus payouts were set at half the amount of historical targets.

Key Features of Executive Compensation Program

The Company adheres to the following practices and policies with respect to our executive compensation programs:

✔	Conservative pay policy with total Named Executive Officer and director compensation positioned below the median
✔	Annual say-on-pay votes
✔	Stock ownership guidelines for senior executive officers, with CEO at six times annual base salary
✔	Anti-hedging and anti-pledging guidelines for senior executive officers, with no hardship exception
✔	Independent compensation consultant retained by the Compensation Committee to advise on executive compensation matters
✔	No tax gross-ups
✔	No excessive perquisites for executives
✔	Direct link between pay and performance that aligns business strategies with stockholder value creation
✔	No re-pricing or back-dating of stock options or similar awards
✔
No equity vesting periods of less than twelve months (except for the 5% of the share reserve as of the adoption of the Second Amendment to the Incentive Plan in July 2020 that are available for issuance under the Incentive Plan with no minimum vesting requirements)

✔	No payment of dividends on unvested equity awards granted after the adoption of the First Amendment to the Incentive Plan in May 2019
✔	No voting on unvested equity awards granted after the adoption of the First Amendment to the Incentive Plan in May 2019
✔
Double trigger change in control for equity awards beginning for awards granted in 2020 and for severance benefits. Additionally, equity awards granted under the Incentive Plan after adoption of the Second Amendment to the Incentive Plan in July 2020 are required to have a double trigger change in control

✔	No discretion under the Incentive Plan for the Compensation Committee to accelerate vesting, except in cases involving death or disability
✔	No cash vehicle allowances or company-provided cars effective January 1, 2021
✔	Clawback policy

Named Executive Officers

For the year ended December 31, 2020, our named executive officers (collectively, the “Named Executive Officers”) were as follows:

Name	Position
David R. Parker	Chairman of the Board and CEO
Joey B. Hogan	President and PFO(1)
M. Paul Bunn	Senior EVP and COO(1)
Samuel F. Hough	EVP - Expedited Operations(1)
John A. Tweed	Advisor to the CEO(1)
Richard B. Cribbs	Former SVP of Strategy & Investor Relations, Treasurer(1)

(1)
Between January 1, 2020 and April 23, 2020, Mr. Hogan served as our President and COO, Mr. Bunn served as our EVP, Chief Accounting Officer and Treasurer, Mr. Hough served as our EVP and COO of CTI, Mr. Tweed served as the EVP and COO of Landair, and Mr. Cribbs served as our EVP and CFO. Between April 24, 2020 and April 6, 2021, Mr. Hogan served as our Co-President and CAO, Mr. Bunn served as our EVP, CFO, and Secretary, and Mr. Tweed served as our Co-President and COO.  Between April 24, 2020 and September 23, 2020, Mr. Hough served as our EVP - Highway Services.

Overview and Philosophy of Compensation

The Compensation Committee of our Board oversees all of our executive officer compensation arrangements.  The Compensation Committee has the specific responsibility to (i) review and approve corporate goals and objectives relevant to the compensation of our CEO, (ii) evaluate the performance of our CEO in light of those goals and objectives, and (iii) determine and approve the compensation level of our CEO based upon that evaluation. The Compensation Committee also has the responsibility to review annually the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances. In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executive officers’ interests with the interests of our stockholders.  The Compensation Committee also reviews and approves all forms of deferred compensation and incentive compensation, including annual cash bonuses, stock option grants, stock grants, and other forms of incentive compensation granted to our executive officers.  The Compensation Committee takes into account the recommendations of our CEO and our President in reviewing and approving the overall compensation of the other executive officers (but not with respect to their own compensation).

The Compensation Committee has the authority under its charter to retain outside consultants as it deems appropriate.  In accordance with this authority, the Compensation Committee engaged Willis Towers Watson in 2019 and 2020 to provide independent and unbiased external advice and expertise regarding executive compensation and to provide a competitive market pay analysis for our Named Executive Officers.  The Compensation Committee used this advice and information as a guide in reviewing our executive compensation program in 2019 and 2020, including with respect to the setting of base salaries and grants of equity awards to our executive officers.

At the most senior level, including our Named Executive Officers, we seek to attract, motivate, and retain executive officers who are capable of evaluating, building, and managing multiple businesses, and who we believe will create long-term value for our stockholders. In this regard, we use a mix of compensation designed to provide overall compensation levels that (i) are sufficient to attract and retain talented executive officers and to motivate those executives to achieve superior results, (ii) align executives’ interests with our corporate strategies, our business objectives, and the performance of specific business units to the extent applicable, (iii) enhance executives’ incentives to increase our stock price and focus on the long-term interests of our stockholders, and (iv) are consistent with our goal of controlling costs. In many instances we build our compensation elements around long-term retention and development together with annual rewards based on financial performance.

Elements of Compensation
Our compensation program for senior executive officers has two major elements, fixed compensation and incentive compensation. The total compensation for senior executive officers, including the Named Executive Officers, consists of the following five components:

●	base salary;
●	annual incentive compensation, which may include performance-based annual cash and/or equity awards;
●	long-term equity incentive awards;
●	other compensation, including specified perquisites; and
●	employee benefits, which are generally available to all of our employees.

Compensation Determination Process

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements. In making decisions regarding an executive officer’s total compensation, the Compensation Committee considers whether total compensation:

●	is fair and reasonable to us;
●	is internally appropriate based upon our culture, goals, initiatives, and the compensation of our other employees; and
●	is within a reasonable range of the compensation afforded by other opportunities.

The Compensation Committee also takes into consideration the following:

●	overall economic conditions;
●	changes in responsibility;
●	our recent and expected financial performances;
●
the Compensation Committee’s assessment of the executive officer’s leadership, integrity, individual performance, prospect for future performance, years of experience, skill set, level of commitment, contributions to our financial results and the creation of stockholder value; and

●	current and past compensation.

In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation.  Consistent with our need to control costs and our desire to recognize our executive officers’ performance where such recognition is warranted, the Compensation Committee has attempted to weight overall compensation toward incentive and equity based compensation. Accordingly, a substantial part of the compensation package for each executive officer is at risk and is only earned if our performance and the performance of the executive officer so warrants. Moreover, the entire amount of the equity-based incentive is subject to fluctuations in our stock price, in alignment with the exposure of our stockholders, so our executives experience both upside and downside exposure. The Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value. The Compensation Committee also takes into account the tax and accounting consequences associated with each element of compensation.

In determining whether to increase or decrease an element of compensation, we rely upon the business experience of the members of the Compensation Committee, the Compensation Committee’s general understanding of compensation levels of public companies, the historical compensation levels of the executive officers and, in certain years, information provided by compensation consultants. We generally do not rely on or short-term changes in business performance when setting compensation, nor do we have a formal policy regarding the percentage allocated between cash and non-cash compensation or current versus long-term compensation.  Rather, the Compensation Committee adjusts these factors as our needs and goals change.

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract and retain highly qualified executive officers.  Base pay is a critical element of our compensation program because it provides our executive officers with stability. Compensation stability allows our executive officers to focus their attention and efforts on creating stockholder value and on our other business objectives.  In determining base salaries, we consider:

●	the executive officer’s current base salary;
●	recent economic conditions and our financial results; and
●
the executive officer’s qualifications and experience, including but not limited to, the executive’s length of service with us, the executive’s industry knowledge, and the quality and effectiveness of the executive’s leadership, integrity, scope of responsibilities, dedication to us and our stockholders, past performance, and current and future potential for providing value to our stockholders.

The base salaries of our executive officers will differ based upon these factors.  Market adjustments to executive officer base salaries may also be made when a significant change occurs to an executive officer’s position or responsibilities or if comparative market data indicates a significant deviation compared to market salary practices. See Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers for details regarding temporary salary reductions put in place during 2020 in light of the uncertain impact of COVID-19 on the Company’s operations. The total base salaries earned by each of our Named Executive Officers in 2020 are disclosed in the Summary Compensation Table.

Incentive Compensation

Long-Term Incentives

The Covenant Logistics Group, Inc. Third Amended and Restated 2006 Omnibus Incentive Plan, as amended (the “Incentive Plan”), is a broad-based cash and equity incentive plan. Long-term incentives under the Incentive Plan are typically granted as equity awards.  We use equity awards, among other things, to:

●	provide annual incentives to executive officers in a manner designed to reinforce our performance goals;
●	attract, motivate, and retain qualified executive officers by providing them with long-term incentives; and
●
align our executive officers’ and stockholders’ long-term interests by creating a strong, direct link between executive compensation and stockholder return (in this Proxy Statement, the terms “stockholder return” and “stockholder value” generally refer to the percentage increase in the value of our stockholders’ Company shares).

The Incentive Plan allows the Compensation Committee to link compensation to performance over a period of time by using equity-based awards (which often value a company’s long-term prospects), requiring holding periods for equity grants, and granting awards that have multiple-year vesting schedules. Awards with multiple-year vesting schedules, such as restricted stock grants, provide balance to the other elements of our compensation program that otherwise link compensation to annual performance. Awards with multiple-year vesting schedules create incentive for executive officers to increase stockholder value over an extended period of time because the value received from such awards is based on the growth of the stock price.  Such awards also incentivize executive officers to remain with us over an extended period of time, which enables us to retain experienced executive talent. Thus, we believe our Incentive Plan is an effective way of aligning the interests of our executive officers with those of our stockholders.

In determining our long-term incentive compensation, our Compensation Committee evaluates which award vehicles achieve the best balance between providing appropriate long-term incentive compensation and creating long-term stockholder value. The Compensation Committee considers several factors when determining long-term incentive awards to be granted to our executive officers, including:

●	the recommendations of our CEO and our President;
●	how the achievement of certain performance goals will help us improve our financial and operating performance and add long-term value to our stockholders;
●
the value of the award in relation to other elements of total compensation, including the number of options or restricted stock currently held by the executive officer, and the number of stock options or restricted stock granted to the executive officer in prior years;

●	the executive officer’s position, scope of responsibility, ability to affect our financial and operating performance, ability to create stockholder value, and historical and recent performance;
●	the expected impact of awards on executive officer retention;
●	the tax deductibility of certain awards; and
●	the impact of the awards on our earnings, cash flows, and diluted share count.

Messrs. Parker and Hogan did not receive equity awards during 2020, as the Compensation Committee desired to preserve equity under our Incentive Plan given stock price volatility during 2020, as well as their desire for more time to assess the impact of changes to our business during 2020, including the strategic repositioning of our enterprise around our Dedicated, Expedited, Managed Freight, and Warehousing business units and reduction of our fixed overhead and capital deployment in non-core businesses. Please refer to the Summary Compensation Table and Grants of Plan-Based Awards Table for further details regarding long-term incentives awarded to our Named Executive Officers.

Performance-Based Annual Cash Bonuses

The Compensation Committee uses performance-based annual cash bonuses to provide motivation for the executives to produce positive results in the expected business environment for the year. These performance-based annual bonuses are based on the executives’ completion of annual bonus targets established by the Compensation Committee. Performance-based annual cash bonuses typically encourage and reward executive officers for performance during the fiscal year and on a short-term basis.  We believe our performance-based bonuses also contribute to our long-term success because such bonuses motivate and reward achievement of strategic and financial goals that are judged by the Compensation Committee to reflect desirable targets.

When calculating the cash bonus earned by an executive officer under the Incentive Plan, the Compensation Committee may, in its sole judgment, exercise negative discretion to eliminate or reduce the size of a bonus if the Compensation Committee determines such action is appropriate, but may not increase a bonus above the executive’s maximum cash bonus actually earned based on achievement of the objective performance criteria. Further, the Compensation Committee is required to certify, prior to payment of a cash bonus under the Incentive Plan, that the respective performance targets underlying the cash bonus were achieved.

The short-term cash incentive plan for 2020 was designed around goals related to safety, financial planning and analysis, accountability, deleveraging, and reducing costs, and target bonus payouts were set at half the amount of historical targets. Our short-term cash incentive plan for 2020 is described under Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2020 Bonus Program.

Other Compensation

We provide our Named Executive Officers with certain other benefits, which include perquisites, that we believe are reasonable, competitive, and consistent with our overall executive compensation program. The costs of these benefits constitute only a small percentage of each executive’s total compensation. In setting the amount of these benefits, the Compensation Committee considers each executive’s position and scope of responsibilities and all other elements comprising the executive’s compensation. The aggregate incremental cost of perquisites and other benefits provided to our Named Executive Officers is shown in the “All Other Compensation” column of the Summary Compensation Table and detailed in the All Other Compensation Table.

Employee Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as our 401(k) plan and medical, dental, and group life insurance plans, in each case on the same basis as our other employees.  We believe our benefits are competitive compared to those offered by similar companies in our general transportation industry and other comparable publicly traded truckload carriers.

Compensation Paid to Our Named Executive Officers

Compensation Paid to Our Chief Executive Officer

Mr. Parker founded Covenant Transport, Inc. in 1985 with 25 tractors and 50 trailers and has been our chief executive since our inception.  We have achieved considerable growth in revenue since our inception and now serve as the holding company for several transportation providers that in the aggregate operate approximately 2,461 tractors and 5,647 trailers (as of December 31, 2020) and offer premium transportation services for customers throughout the United States.

During 2020, Mr. Parker was eligible for the following compensation:

●
an annualized base salary of $675,000 (Mr. Parker’s annualized base salary was temporarily reduced to $573,750 between April 6, 2020 and December 31, 2020, in light of the uncertain impact of COVID-19 on the Company’s operations);

●	participation in the 2020 Bonus Program, as described in more detail under the heading 2020 Bonus Program below;
●
a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, use of our administrative personnel for personal services, certain of his club fees and dues and Company contributions to his 401(k) account;

●
use of a corporate aircraft for personal use, subject to reimbursement at the higher of two times fuel expense or the Standard Industry Fare Level rate, and an allowance of 50 aggregate hours for personal use of the aircraft by Messrs. Parker, Hogan, Tweed, and Bunn (“Corporate Aircraft Use”); and

●	medical, dental, and group life insurance.

Compensation Paid to Our Other Named Executive Officers

In 2020, the form and amount of compensation for our Named Executive Officers was recommended by our Messrs. Parker and Hogan, provided that Messrs. Parker and Hogan did not recommend their own compensation.  The form and amount of compensation for Mr. Hogan was recommended by Mr. Parker. As discussed above, the Compensation Committee relied on the business experience of its members, the historical compensation levels of the Named Executive Officers, its general understanding of compensation levels at public companies, and the report of Willis Towers Watson, to determine that such recommendations with respect to the compensation levels and forms were appropriate for 2020.

Mr. Hogan

During 2020, Mr. Hogan was eligible for the following compensation:

●
an annualized base salary of $475,000, which was increased to $500,000 in connection with his appointment as our Co-President and CAO, effective April 26, 2020 (Mr. Hogan’s annualized base salary was temporarily reduced to $403,750 between April 6, 2020 and December 31, 2020, in light of the uncertain impact of COVID-19 on the Company’s operations);

●	participation in the 2020 Bonus Program, as described in more detail under the heading 2020 Bonus Program below;
●
a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, Corporate Aircraft Use (during 2020, Mr. Hogan did not use the aircraft), disability insurance, and Company contributions to his 401(k) account; and

●	medical, dental, and group life insurance.

Mr. Bunn

During 2020, Mr. Bunn was eligible for the following compensation:

●
an annualized base salary of $270,000, which was increased to $325,000 in connection with his appointment as our EVP, CFO, and Secretary, effective April 26, 2020 (Mr. Bunn’s annualized base salary was temporarily reduced to $243,000 between April 6, 2020 and April 25, 2020 and to $292,500 between April 26, 2020 and December 31, 2020, in light of the uncertain impact of COVID-19 on the Company’s operations);

●	participation in the 2020 Bonus Program, as described in more detail under the heading 2020 Bonus Program below;
●
a grant of 10,000 shares of Class A restricted stock in recognition of his appointment as our EVP, CFO, and Secretary, as described in more detail under the heading June 2020 Restricted Stock Grants below.

●	a grant of 180,288 performance-based options to purchase the Company’s Class A common stock, as described in more detail under the heading November 2020 Option Grants below;
●
a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, Corporate Aircraft Use (during 2020, Mr. Bunn did not use the aircraft), disability insurance, and Company contributions to his 401(k) account; and

●	medical, dental, and group life insurance.

Mr. Hough

During 2020, Mr. Hough was eligible for the following compensation:

●
an annualized base salary $332,800 (Mr. Hough’s annualized base salary was temporarily reduced to $299,520 between April 6, 2020 and December 31, 2020, in light of the uncertain impact of COVID-19 on the Company’s operations);

●	participation in the 2020 Bonus Program, as described in more detail under the heading 2020 Bonus Program below;
●	a grant of 60,096 performance-based options to purchase the Company’s Class A common stock, as described in more detail under the heading November 2020 Option Grants below;
●	a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, disability insurance, and Company contributions to his 401(k) account; and
●	medical, dental, and group life insurance.

Mr. Tweed

During 2020, Mr. Tweed was eligible for the following compensation:

●
an annualized base salary of $370,000, which was increased to $500,000 in connection with his appointment as our Co-President and COO, effective April 26, 2020 (Mr. Tweed’s annualized base salary was temporarily reduced to $333,000 between April 6, 2020 and April 25, 2020 and to $403,750 between April 26, 2020 and December 31, 2020, in light of the uncertain impact of COVID-19 on the Company’s operations);

●	participation in the 2020 Bonus Program, as described in more detail under the heading 2020 Bonus Program below;
●
a grant of 100,000 shares of Class A restricted stock in recognition of his appointment as our Co-President and COO, as described in more detail under the heading June 2020 Restricted Stock Grants below.

●
$8,333 per month for housing and travel costs related to travel between Greenville, Tennessee where Landair is headquartered and the Company’s headquarters in Chattanooga, Tennessee where Mr. Tweed was to manage additional business units and have additional housing;

●	a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, Corporate Aircraft Use, disability insurance, and Company contributions to his 401(k) account; and
●	medical, dental, and group life insurance.

Mr. Cribbs

Prior to his resignation on September 15, 2020, Mr. Cribbs was eligible for the following compensation:

●
an annualized base salary $335,000, which was reduced to $292,500 in connection with his appointment as our SVP of Strategy & Investor Relations, Treasurer, effective July 1, 2020 (Mr. Cribb’s annualized base salary was reduced to $301,500 between April 6, 2020 and June 30, 2020 and to $277,875 between July 1, 2020 and September 15, 2020, in light of the uncertain impact of COVID-19 on the Company’s operations);

●	participation in the 2020 Bonus Program, as described in more detail under the heading 2020 Bonus Program below;
●	a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, disability insurance, and Company contributions to his 401(k) account; and
●	medical, dental, and group life insurance.

See “—Separation Agreements” for details regarding severance benefits Mr. Cribbs received upon his resignation.

2020 Bonus Program

On May 22, 2020, the Compensation Committee approved performance-based bonus opportunities for the Company's senior executive officers, including our Named Executive Officers (the “2020 Bonus Program”).  In designing the 2020 Bonus Program, the Compensation Committee considered, among other things, the realignment of our executive team, our redesigned organizational structure, and the acceleration of the implementation of our strategic plan. Such events informed the Compensation Committee as they set the following goals under the 2020 Bonus Program (collectively, the “2020 Performance Goals”):

●	Safety – Completion of long-term restructuring to include alignment around driver/fleet manager interaction and enterprise compliance systems with a lower cost by December 1, 2020.
●	Financial Planning and Analysis – Completion of strategic plan by August 2020 and the 2021 budget and tactical plan by December 1, 2020.
●	Accountability – Completion of job descriptions, key performance indicators and tactics to deliver the 2021 budget by December 1, 2020.
●
Deleverage – Reduction of leverage ratio(1) (2) for the second half of 2020 to less than or equal to 2.6x without the sale of Transport Financial Solutions (“TFS”) or less than or equal to 1.5x with the sale of TFS(3).

●	Reduce Costs – Achievement of a permanent cost reduction of $10.5 million of fixed costs for the fourth quarter of 2020 compared to the first quarter of 2020(2).

(1)	Leverage ratio is defined as net indebtedness divided by annualized EBITDAR for the second half of 2020. EBITDAR is defined as earnings before interest, depreciation, amortization, and rents.
(2)	The financial targets exclude the impact of any accrued or actual short-term or long-term cash bonus and equity compensation expense.

(3)	The sale of TFS was completed in July 2020, therefore the leverage ratio goal was less than or equal to 1.5x.

When establishing the 2020 Performance Goals and determining the potential cash payouts under the 2020 Bonus Program, the Compensation Committee also reviewed: (i) the impact of COVID-19, (ii) the magnitude of each participant’s ability to impact corporate performance based on the executive's responsibilities at the time the targets were set, (iii) the composition of each participant’s total compensation package, (iv) our financial goals, and (v) information provided by Willis Towers Watson. The Compensation Committee set new annual bonus targets, expressed as a percentage of year-end annualized base salary, for each of our Named Executive Officers as follows, provided that the 2020 Bonus Program would be calculated based on 50% of such targets given the continuing effects of COVID-19:

Named Executive Officer	Target Bonus(1)
David R. Parker	100.0%
Joey B. Hogan	100.0%
M. Paul Bunn	60.0%
Samuel F. Hough	55.0%
John A. Tweed	100.0%
Richard B. Cribbs	50.0%

(1)	The Compensation Committee determined that the 2020 Bonus Program would be calculated based on 50% of such targets given the continuing effects of COVID-19.

Under the 2020 Bonus Program, the participants were eligible to receive annual cash bonuses up to 50% of their respective target set forth above (each a “2020 Bonus Opportunity”), based on upon the satisfaction of the 2020 Performance Goals. If three of the 2020 Performance Goals were achieved, each participant would receive 60% of their 2020 Bonus Opportunity. If four of the 2020 Performance Goals were achieved, each participant would receive 80% of their 2020 Bonus Opportunity. If all five of the 2020 Performance Goals were achieved, each participant would receive 100% of their 2020 Bonus Opportunity. If two or fewer of the 2020 Performance Goals were achieved, the participant would not receive a bonus under the 2020 Bonus Program.

On February 17, 2021, the Compensation Committee determined that all five of the 2020 Performance Goals were achieved, including a leverage ratio of 0.8x for the second half of 2020 and permanent reduction of approximately $12 million in costs for the fourth quarter of 2020 compared to the first quarter of 2020, resulting in the following payouts under the 2020 Bonus Program:

Named Executive Officer	Payout
David R. Parker	$337,500
Joey B. Hogan	$250,000
M. Paul Bunn	$97,500
Samuel F. Hough	$91,520
John A. Tweed	$250,000

Mr. Cribbs resigned on September 15, 2020, therefore he did not receive any payout under the 2020 Bonus Plan.

June 2020 Restricted Stock Grants

On June 5, 2020, the Compensation Committee approved a grant of 10,000 shares of Class A restricted stock to Mr. Bunn and a grant of 100,000 shares of Class A restricted stock to Mr. Tweed (collectively, the “June 2020 Restricted Stock Grants”), in recognition of their promotions in April 2020. One-half of the shares vest on December 31, 2023, subject to continuous employment through December 31, 2023, provided that if Mr. Bunn or Mr. Tweed is terminated for any reason other than Cause (as defined in their respective Severance Agreement) after July 1, 2021, but before December 31, 2023, then one-half of his shares will vest on the date of such termination. The other one-half of the shares would vest upon the closing price of our Class A common stock exceeding $15.00 per share for at least 20 consecutive trading days before December 31, 2023, but in no event sooner than June 5, 2021 (the “Restricted Stock Performance Goal”), subject to continuous employment through the vesting date. The Restricted Stock Performance Goal was achieved on August 5, 2020, therefore, one-half of the shares will vest on June 5, 2021, subject to continuous employment.

November 2020 Option Grants

On November 11, 2020, the Compensation Committee approved grants of performance-based options to purchase the Company’s Class A common stock (“Options”) to certain of the Company’s management team, including Messrs. Bunn and Hough. Messrs. Bunn and Hough received the following Options:

Named Executive Officer	Market Condition Options	Performance Condition Options
M. Paul Bunn	45,072	135,216
Samuel F. Hough	15,024	45,072

The Market Condition Options will vest if the closing price of the Company’s Class A Common Stock exceeds $30.00 for at least 20 consecutive trading days before December 31, 2023, but in no event sooner than November 11, 2021.

The Performance Condition Options will vest as follows:

●	One-third if the Company achieves at least $900 million of freight revenue for the year ended December 31, 2023;
●
One-third if the Company achieves a cumulative three-year adjusted earnings per share, adjusted to exclude the impact of certain extraordinary, one-time, non-recurring, or similar items (“adjusted EPS”), of $4.00 per share for the three-year period ended December 31, 2023, provided that the adjusted EPS for the year ended December 31, 2023 cannot be less than $1.00 per share; and

●	One-third if the Company achieves a cumulative three-year adjusted EPS of $4.75 per share for the three-year period ended December 31, 2023.

The vesting of the Options is subject to certain continued employment, acceleration, and forfeiture provisions.  The Options have an exercise price equal to $15.77 per share (the closing market price of our Class A common stock on the grant date) and a 10-year term.

Restricted Stock Results Based on 2020 Performance

In July 2019, Messrs. Parker, Hogan, Bunn, Hough, and Tweed were awarded 15,411, 12,415, 4,281, 5,822, and 6,850, shares of restricted stock, respectively (the “2019 Performance Shares”), subject to performance-based vesting based on consolidated adjusted EPS for fiscal 2020 being greater than or equal to the lesser of (i) consolidated adjusted EPS for fiscal 2019, multiplied by 115%, and (ii) consolidated adjusted EPS of $2.00. Consolidated adjusted EPS for fiscal 2019 was $0.57, therefore, the performance goal was consolidated adjusted EPS of $0.66 for fiscal 2020. In March 2021, the Compensation Committee determined that the consolidated adjusted EPS for fiscal 2020 was $1.08, therefore, the 2019 Performance Shares vested.

In August 2018, Messrs. Parker and Hogan each received a grant of 3,262 shares of restricted stock, one-half of which would vest if Landair’s revenue was equal to or greater than $175.0 million for the trailing twelve months ended June 30, 2020. In August 2020, the Compensation Committee determined that the Landair revenue goal for such shares was not met, therefore, such shares were forfeited.

Separation Agreement

On August 20, 2020, in connection with Mr. Cribbs’ resignation effective September 15, 2020, the Company, through a wholly owned subsidiary, and Mr. Cribbs entered into a separation agreement (the “Separation Agreement”).

Pursuant to the Separation Agreement, Mr. Cribbs is entitled to receive: (i) six months’ salary continuation, totaling $167,500, payable in thirteen (13) equal bi-weekly installments, (ii) if Mr. Cribbs has not secured employment consistent with his professional experience and with an annualized base salary of at least $167,500 prior to the last salary continuation installment, Mr. Cribbs will receive additional separation pay of up to $258,000, payable in twenty-six (26) equal bi-weekly installments, continuing only so long as Mr. Cribbs is unable to secure such employment, (iii) payment of COBRA premiums for a period not to exceed eighteen (18) months, and (iv) additional severance payments in the amount $144,000, payable in thirteen (13) equal bi-weekly installments. Under the Separation Agreement, Mr. Cribbs agreed to certain confidentiality, non-competition, non-solicitation, non-disparagement, and cooperation covenants and granted a general release of claims in favor of the Company, its subsidiaries, and its affiliates. All outstanding equity awards held by Mr. Cribbs were forfeited upon his resignation from the Company.

Compensation Decisions with Respect to 2021

The Compensation Committee annually reviews and considers adjustments to the base salaries of our Named Executive Officers, as well as grants of annual cash incentives and equity awards to each Named Executive Officer.

Effective January 1, 2021, the Compensation Committee approved the following for our Named Executive Officers: (i) elimination of the COVID-19 salary reductions previously put in place, (ii) setting of new base salaries, and (iii) elimination of cash vehicle allowances and company-provided cars. As of January 1, 2021, the annualized base salaries of our Named Executive Officers were as follows:

Named Executive Officer	Annualized Base Salary
David R. Parker	$708,600
M. Paul Bunn	$337,000
Joey B. Hogan	$513,200
Samuel F. Hough	$344,800
John A. Tweed	$512,000

In April 2021, based on the successful execution of our strategic plan during 2020 and the rate of improvement in 2021, we accelerated the planned evolution of our management team. Effective April 6, 2021, we created the Office of the CEO and the Board appointed certain of our Named Executive Officers to new positions as follows:

Named Executive Officer	New Title
Joey B. Hogan	President and PFO
M. Paul Bunn	Senior EVP and COO
John A. Tweed	Advisor to the CEO

In April 2021, the Compensation Committee approved grants of performance-based Options to Messrs. Parker and Bunn to further align their compensation with the Company’s performance, as well as to recognize Mr. Bunn’s promotion. Mr. Parker received 400,000 Options and Mr. Bunn received 50,000 Options. The Options vest (i) 25% if the average closing price of the Company’s Class A Common Stock exceeds a certain level over any 90 day period before December 31, 2023, but in no event sooner than April 6, 2022, (ii) 25% if the Company achieves a certain level of freight revenue for the year ended December 31, 2023, (iii) 25% if the Company achieves certain adjusted EPS goals for the three-year period ended December 31, 2023, along with a minimum adjusted EPS goal for the year ended December 31, 2023, and (iv) 25% if the Company achieves certain other adjusted EPS goals for the three-year period ended December 31, 2023. The vesting of the Options is subject to certain continued employment, acceleration, and forfeiture provisions.

Mr. Parker did not receive an equity award during 2020. Absent extraordinary circumstances, the Committee does not expect to make additional equity awards to Mr. Parker for 2021, 2022, or 2023.

In April 2021, the Compensation Committee approved a grant of 150,000 shares of restricted stock to Mr. Hogan to vest in installments of 50,000 shares on each of April 6, 2022, December 31, 2022, and December 31, 2023, subject to certain continued employment, acceleration, and forfeiture provisions.

Mr. Hogan did not receive an equity award during 2020. Absent extraordinary circumstances, the Committee does not expect to make additional equity awards to Mr. Hogan for 2021, 2022, or 2023.

Also, in recognition of his promotion in April 2021, the Compensation Committee increased Mr. Bunn’s annualized base salary from $337,000 to $400,000 and approved a grant of 16,667 shares of restricted stock to Mr. Bunn subject to vest on January 1, 2025, subject to certain continued employment, acceleration, and forfeiture provisions. The Compensation Committee also amended Mr. Bunn’s Severance Agreement to be consistent with those of Messrs. Parker and Hogan, as described under the heading “Potential Payments Upon Termination or Change in Control” in the Compensation Discussion and Analysis.

In April 2021, the Compensation Committee approved a short-term cash incentive plan for Messrs. Parker, Hogan, and Bunn (the “2021 Senior Executive Bonus Program”). Under the 2021 Senior Executive Bonus Program, the bonus targets, expressed as a percentage of year-end annualized base salary, were the same as under the 2020 Bonus Program for Messrs. Parker and Hogan at 100% and Mr. Bunn’s bonus target was changed from 60% to 80% of year-end annualized base salary in recognition of his promotion.  Under the 2021 Senior Executive Bonus Program, participants are eligible to earn 100% of their target bonus upon the attainment of a certain adjusted EPS goal for fiscal year 2021. Additionally, if the adjusted EPS goal is met, participants are eligible to earn up to additional 100% of their bonus target as follows: (i) 32% of the bonus target for achieving a goal related to leadership structure, (ii) 34% of the bonus target for achieving certain goals related to safety, and (iii) up to 34% for achieving certain goals related to productivity.

In April 2021, the Compensation Committee approved a short-term cash incentive plan for Mr. Hough (the “2021 Hough Bonus Program”). Mr. Hough’s bonus target is 50% of year-end annualized base salary. Under the 2021 Hough Bonus Program, Mr. Hough is eligible to earn up to 200% of his bonus target for achievement of goals related to Expedited gross margin (weighted at 75%) and adjusted EPS (weighted at 25%).

In February 2021, the Compensation Committee approved a grant of 5,384 shares of restricted stock to Mr. Hough in recognition of his role in the wind-down of certain of the Company’s terminal operations throughout 2020.   The shares will vest on February 17, 2022, subject to certain continued employment, acceleration, and forfeiture provisions.

In January 2021, we announced that Mr. Tweed will transition to a consulting role effective July 3, 2021. In connection with the transition, the Company entered into an amended and restated executive severance agreement (the “Amended Severance Agreement”) with Mr. Tweed, as well as a short-term consulting agreement (the “Consulting Agreement”). Mr. Tweed’s final day of employment is expected to be July 3, 2021 and the Consulting Agreement is to be effective July 4, 2021.

The Amended Severance Agreement provides for (i) certain benefits in the case of Mr. Tweed’s termination before July 3, 2021, consistent with the terms of his original Severance Agreement discussed below, (ii) certain non-competition and non-solicitation provisions, which remain unchanged from his original Severance Agreement, effective during the term of Mr. Tweed’s employment and continuing until the earlier of July 4, 2021 or the effectiveness of the Consulting Agreement, and (iii) an award of 50,000 shares of Class A restricted stock, to vest on the earlier of January 25, 2022 or the date his employment or engagement by the Company is terminated in connection with a change-in-control of the Company.

Pursuant to the Consulting Agreement, (i) Mr. Tweed will provide certain consulting services to the Company from July 4, 2021 through December 31, 2022, unless the Consulting Agreement is earlier terminated by the Company as provided in the Consulting Agreement (the “Consulting Term”), (ii) during the Consulting Term, the Company will pay to Mr. Tweed $128,000 per quarter for Mr. Tweed being available to provide consulting services for a minimum of 25 days per quarter, and (iii) Mr. Tweed agreed to certain non-solicitation provisions during the Term and through the earlier of June 30, 2023 or one year following the termination of the Consulting Agreement.

Benchmarking Compensation

We do not formally benchmark our executive compensation against the executive compensation of any other particular company or competitive peer group of companies.  The Compensation Committee, from time to time, has considered the forms and levels of compensation disclosed by other comparable publicly traded truckload carriers, certain other transportation companies, and companies of similar size and market capitalization generally in order to obtain a broad understanding of such companies’ compensation practices.

Other Policies and Considerations

Risk Considerations Regarding Compensation

We believe our compensation policies and practices for executive and non-executive employees create appropriate and meaningful incentives for our employees and avoid excessive or inappropriate risks. Our Compensation Committee assesses the risks that could arise from such policies and practices by reviewing the various elements and aspects of our compensation, including base salaries, incentive compensation (which has historically included long-term equity awards and performance-based annual bonuses), perquisites, employee benefits, and other compensation. Upon concluding such assessment, the Compensation Committee determined that our compensation policies and practices do not create risks that are reasonably likely to have a materially adverse impact on the Company. In making this determination, our Compensation Committee primarily considered the following factors:

●
Our general compensation structure utilizes a combination of short-term (such as base salary and performance-based annual bonuses) and long-term (equity awards) elements.  This balanced mix aligns our compensation with the achievement of short- and long-term Company goals, promotes short- and long-term executive decision-making, and does not encourage or incentivize excessive or unreasonable risk-taking by employees in pursuit of short-term benefits.

●
Equity awards are limited by the terms of our Incentive Plan to a fixed maximum and are subject to staggered or long-term vesting schedules, which aligns the interests of our executive officers and employees with those of our stockholders.

●
Variable compensation elements for our Named Executive Officers were based on performance metrics for the consolidated group, not individual or departmental goals, which reflects an alignment of Company performance with incentive compensation.

●	The Compensation Committee is comprised of only independent directors who review and make compensation decisions based on objective measurements and payment methodologies.
●
Base salaries for our employees are competitive and generally consistent with salaries paid for comparable positions in our industry.  The Compensation Committee also from time to time reviews trucking and general industry compensation data compiled and provided by a compensation consultant to help determine salary compensation.

●
Our internal controls over financial reporting, audit practices and corporate codes of ethics and business conduct were implemented to reinforce the balanced compensation objectives established by our Compensation Committee.

●
Our Clawback Policy, which provides that in the event of a material financial misstatement after the effective date of the Clawback Policy, we will require, to the fullest extent permitted by applicable law, that an employee who was subject to the reporting requirements of Section 16 of the Exchange Act forfeit or reimburse us for the amount by which  incentive-based compensation (including cash- and equity-based incentive compensation) paid or granted to such employee at any time during the performance period relating to the applicable incentive-based compensation exceeds the amount of such incentive-based compensation that would have been paid or granted if it had been determined based on the material misstatement, in the sole and absolute discretion of the Board. The Clawback Policy has a three-year look-back period.

Potential Payments Upon Termination or Change in Control

Each of our Named Executive Officers is employed at will and does not have an employment agreement.

Messrs. Parker, Hogan, Bunn, Hough, and Tweed are each party to a severance agreement (each a “Severance Agreement”). As of December 31, 2020, upon a qualifying severance event, subject to employment, release, and other customary provisions, including a non-compete through 12 months post-termination (or 3 months post-termination in the case of Mr. Hough), the Severance Agreements provided for the following benefits:

Named Executive Officer	Salary Continuation	Management Incentive Cash Bonus	COBRA Reimbursement
Messrs. Parker, Hogan, and Tweed	24 Months	If earned at or above minimum, then the target cash bonus for the year of termination, prorated for partial year of service	24 Months
Messrs. Bunn(1) and Hough	18 Months(2)	If earned at or above minimum, then the target cash bonus for the year of termination, prorated for partial year of service	18 Months

(1)	In connection with his promotion in April 2021, Mr. Bunn’s Severance Agreement was amended to be consistent with those of Messrs. Parker and Hogan.

(2)
Mr. Hough is eligible for 9 months guaranteed salary continuation, plus an additional 9 months of salary continuation so long as he has not secured employment consistent with his professional experience and/or skillset and paying an annualized base salary at least equal to his annualized base salary at the time of termination.

If a qualifying severance event occurred on December 31, 2020, Messrs. Parker, Bunn, Hogan, Tweed, and Hough would be entitled to the following aggregate payments:

Named Executive Officer	Aggregate Payments
David R. Parker	$1,647,702
Joey B. Hogan	$1,243,354
M. Paul Bunn	$596,953
Samuel F. Hough	$604,931
John A. Tweed	$1,243,354

As of December 31, 2021, upon a qualifying change in control event only when the recipient is terminated without “cause” or is subject to a “constructive termination,” in each case, between  execution of a definitive agreement in contemplation of a change in control and continuing through 24 months following a change in control, subject to employment, release, and other customary provisions, including a non-compete through 12 months post-termination (or 3 months post-termination in the case of Mr. Hough), the Severance Agreements provide for the following benefits:

Named Executive Officer	Lump Sum Severance Payment (as a % of Annualized Base Salary)	Management Incentive Cash Bonus	COBRA Reimbursement
Messrs. Parker, Hogan, and Tweed	300%	Target cash bonus for the year of termination	36 Months
Messrs. Bunn(1) and Hough	200%	Target cash bonus for the year of termination	24 Months

(1)	In connection with his promotion in April 2021, Mr. Bunn’s Severance Agreement was amended to be consistent with those of Messrs. Parker, Hogan, and Tweed.

If a qualifying change in control event together with a qualifying termination occurred on December 31, 2020, Messrs. Parker, Bunn, Hogan, Tweed, and Hough would be entitled to the following aggregate payments:

Named Executive Officer	Aggregate Payments
David R. Parker	$2,336,553
Joey B. Hogan	$1,765,031
M. Paul Bunn	$769,938
Samuel F. Hough	$782,170
John A. Tweed	$1,765,031

Additionally, in connection with the Severance Agreements, the Board reviewed restrictive covenant obligations applicable to Mr. Tweed in connection with our purchase of Landair, and approved conforming the scope of such restrictive covenants to be consistent with the Severance Agreements.

Under certain circumstances in which there is a change in control, certain outstanding unvested restricted stock and stock options granted to recipients, including Named Executive Officers, under the Incentive Plan and our predecessor plans may become vested upon the occurrence of such event, notwithstanding that such restricted shares or stock options may not have otherwise been fully vested.  The Second Amendment to the Incentive Plan requires that equity awards granted after the effectiveness of the amendment in July 2020 include a double trigger provision, which provides for the payment, or acceleration of vesting following a change in control only when the recipient is terminated without “cause” or is subject to a “constructive termination” during the 24 months following a change in control.

Generally speaking, and as qualified by the terms of the relevant agreements, plans, and award notices, a "change in control" occurs if: (i) someone acquires 50% or more of the combined voting power of our stock, unless after the transaction more than 75% of the acquiring company is owned by all or substantially all of those persons who were beneficial owners of our stock prior to such acquisition; (ii) a majority of our directors is replaced, other than by new directors approved by existing directors; (iii) we consummate a reorganization, merger, or consolidation where, following such transaction, all or substantially all of those persons who were beneficial owners of our stock immediately prior to the transaction do not own, immediately after the transaction, more than 75% of the outstanding securities of the resulting corporation; (iv) we consummate a transaction subject to Rule 13e-3 of the Exchange Act in which David or Jacqueline Parker or their siblings, children, or grandchildren or a trust, corporation, partnership, limited partnership, limited liability company, or other entity controlled by the foregoing, are the beneficial owners of more than 50% of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors, or (v) we sell or liquidate all or substantially all of our assets.

The estimated value of restricted stock that would have vested for our Named Executive Officers as of December 31, 2020 under the acceleration scenarios described above is set forth in the table below.  The value for the accelerated restricted stock was calculated by multiplying the closing market price of our stock on December 31, 2020 ($14.81) by the number of shares of accelerated restricted stock.  As of December 31, 2020, the stock options that would have vested under the acceleration scenarios described above were out of the money, and therefore are not included in the table below. For additional information on the number of currently unvested restricted stock and stock options that may immediately vest in the event of a change in control, please refer to the Outstanding Equity Awards at Year-End Table.

Named Executive Officer	Value of Accelerated Equity
David R. Parker	$1,497,780
Joey B. Hogan	$1,235,480
M. Paul Bunn	$442,449
Samuel F. Hough	$542,920
John A. Tweed	$2,263,664
Richard B. Cribbs	-

Consideration of Say-on-Pay Vote Results

The Company currently provides its stockholders with an annual advisory vote to approve our executive compensation, commonly referred to as a “say-on-pay” resolution, pursuant to Section 14A of the Exchange Act.  At the Company’s 2020 Annual Meeting of Stockholders, our stockholders approved our executive compensation, with approximately 98.5% of the votes cast on the say-on-pay resolution voted in favor of the resolution.  The Compensation Committee believes the voting results affirmed our stockholders’ support of the Company’s executive compensation program and policies. The Compensation Committee will continue to consider the results of the Company’s advisory votes on executive compensation when making future compensation decisions for our Named Executive Officers.

Summary Compensation Table

The following table sets forth information concerning the total compensation for the year 2020 awarded to, earned by, or paid to those persons who were, at December 31, 2020, (i) our CEO, (ii) our CFO, (iii) our former CFO who was no longer employed at December 31, 2020, and (iv) our three other most highly compensated executive officers with total compensation exceeding $100,000 for the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation(5) ($)	Total ($)
David R. Parker, CEO and Chairman of the Board	2020	626,970	-	-	-	337,500	106,495	1,070,965
	2019	675,002	-	224,230	-	-	54,310	953,542
	2018	641,850	-	311,758	-	945,000	69,477	1,968,085
Joey B. Hogan, President and PFO(1)	2020	441,831	-	-	-	250,000	24,093	715,924
	2019	475,010	-	180,624	-	-	23,697	679.331
	2018	448,735	-	276,487	-	617,500	23,675	1,366,397
M. Paul Bunn Senior EVP and COO(1)	2020	294,996	-	133,400	1,309,342	97,500	19,172	1,854,410
Samuel F. Hough, EVP - Expedited Operations(1)	2020	321,280	-	-	436,448	91,520	20,894	870,142
	2019	328,600	-	84,710	-	-	25,198	438,508
John A. Tweed, Advisor to the CEO(1)	2020	397,697	-	1,334,000	-	250,000	109,376	2,091,073
	2019	348,118	-	99,653	-	203,500	20,668	671,939
	2018	162,665	-	349,088	-	324,730	4,500	840,983
Richard B. Cribbs, Former SVP of Strategy & Investor Relations, Treasurer(1)	2020	242,231	-	-	-	-	592,169	834,400
	2019	314,388	-	97,165	-	-	22,173	433,762
	2018	291,425	40,000	98,800	-	310,000	22,461	762,686

(1)
Between January 1, 2020 and April 23, 2020, Mr. Hogan served as our President and COO, Mr. Bunn served as our EVP, Chief Accounting Officer and Treasurer, Mr. Hough served as our EVP and COO of CTI, Mr. Tweed served as the EVP and COO of Landair, and Mr. Cribbs served as our EVP and CFO. Between April 24, 2020 and April 6, 2021, Mr. Hogan served as our Co-President and CAO, Mr. Bunn served as our EVP, CFO, and Secretary, and Mr. Tweed served as our Co-President and COO.  Between April 24, 2020 and September 23, 2020, Mr. Hough served as our EVP - Highway Services.

(2)	For 2020, represents the grant date fair value of restricted stock computed in accordance with FASB ASC Topic 718, as set forth in the “Grants of Plan-Based Awards Table” below.
(3)
For 2020, represents the grant date fair value of options to purchase Class A common stock computed in accordance with FASB ASC Topic 718, as set forth in the “Grants of Plan-Based Awards Table” below.

(4)	For 2020, represents the cash payouts under the 2020 Cash Bonus Program. See Executive Compensation – Compensation Discussion and Analysis for additional detail with respect to the 2020 Bonus Program.
(5)	See the All Other Compensation Table for additional information.

All Other Compensation Table

The following table describes each component of the "All Other Compensation" column in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits ($)	Total ($)
David R. Parker	2020	106,495(1)	106,495
Joey B. Hogan	2020	24,093 (2)	24,093
M. Paul Bunn	2020	19,172(2)	19,172
Samuel F. Hough	2020	20,894 (2)	20,894
John A. Tweed	2020	109,376 (3)	109,376
Richard B. Cribbs	2020	592,169(4)	592,169

(1)
During 2020, we provided Mr. Parker with certain other benefits in addition to his salary, including $55,742 value related to personal use of a private aircraft, a $34,892 cash vehicle allowance, use of our corporate travel agency to arrange personal travel, use of our administrative personnel for personal services, certain club fees and dues, and Company contribution to his 401(k) account.

(2)
During 2020, we provided each of Messrs. Hogan, Bunn, and Hough with certain other benefits in addition to his base salary, including a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, and Company contributions to his 401(k).  None of the personal benefits provided to the Named Executive Officer exceeded the greater of $25,000 or 10% of the total amount of the personal benefits he received during 2020.

(3)
During 2020, we provided Mr. Tweed with certain other benefits in addition to his salary, including a $75,000 cash housing allowance, $55,742 value related to personal use of a private aircraft, a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, use of our administrative personnel for personal services, certain club fees and dues, and Company contribution to his 401(k) account.

(4)
During 2020, we provided Mr. Cribbs with certain benefits in addition to his salary, including a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, and Company contributions to his 401(k), none of which exceeded the greater of $25,000 or 10% of the total amount of the personal benefits he received during 2020. This amount also includes the following amounts payable under the Mr. Cribb’s Separation Agreement: (i) $425,500 in salary continuation payments (of which, $103,077 was paid in 2020), (ii) $144,000 in additional severance payments (of which, $88,615 was paid in 2020), and (iii) $6,322 in COBRA continuation payments paid by the Company during 2020.

Narrative to the Summary Compensation Table

See Executive Compensation – Compensation Discussion and Analysis for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards Table

The following table sets forth information concerning each grant of an award made to our Named Executive Officers during 2020.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(4)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David R. Parker	-	202,500	270,000	337,500	-	-	-	-	-	-
Joey B. Hogan	-	150,000	200,000	250,000	-	-	-	-	-	-
M. Paul Bunn	06/05/20 (1)	-	-	-	-	5,000	-	5,000	-	133,400
	11/11/20 (2)	-	-	-	-	45,072	-	-	15.77	220,853
	11/11/20 (3)	-	-	-	45,072	90,144	135,216	-	15.77	1,088,489
	-	58,500	78,000	97,500	-	-	-	-	-	-
Samuel F. Hough	11/11/20 (2)	-	-	-	-	15,024	-	-	15.77	73,618
	11/11/20 (3)	-	-	-	15,024	30,048	45,072	-	15.77	362,830
	-	54,912	73,216	91,520	-	-	-	-	-	-
John A. Tweed	06/05/20 (1)	-	-	-	-	50,000	-	50,000	-	1,334,000
	-	150,000	200,000	250,000	-	-	-	-	-	-
Richard B. Cribbs	-	43,875	58,500	73,125	-	-	-	-	-	-

(1)
Represents the June 2020 Restricted Stock Grants, 50% of which were performance-based and 50% were time-based. The FASB ASC Topic 718 grant date fair value of the performance-based and time-based shares was calculated using the closing price of our Class A common stock on the grant date ($13.34). The material terms of the June 2020 Restricted Stock Grants are discussed in more detail under the heading “June 2020 Restricted Stock Grants” in the Compensation Discussion and Analysis.

(2)
Represents the Market Condition Options. The FASB ASC Topic 718 grant date fair value of the Market Condition Options of $4.90 per share was calculated using a Monte Carlo simulation, which considered the likelihood of achieving the vesting condition, with the following assumptions: risk-free interest rate of 0.66%, expected life of 6.5 years, expected volatility of 52.9%, and dividend yield of 0%. The material terms of the Market Condition Options are discussed in more detail under the heading “November 2020 Option Grants” in the Compensation Discussion and Analysis. For additional information on the valuation assumptions with respect to the grants, refer to Note 4, Stock-Based Compensation, of our consolidated financial statements as provided in our Form 10-K for the year ended December 31, 2020.

(3)
Represents the Performance Condition Options. The FASB ASC Topic 718 grant date fair value of the Performance Condition Options of $8.05 per share was calculated using the Black-Scholes model, with the following assumptions: risk-free interest rate of 0.66%, expected life of 6.5 years, expected volatility of 52.9%, and dividend yield of 0%. The FASB ASC Topic 718 grant date fair value of the Performance Condition Options reported in this table assumes achievement at maximum. The material terms of the Performance Condition Options are discussed in more detail under the heading “November 2020 Option Grants” in the Compensation Discussion and Analysis. For additional information on the valuation assumptions with respect to the grants, refer to Note 4, Stock-Based Compensation, of our consolidated financial statements as provided in our Form 10-K for the year ended December 31, 2020.

(4)
These columns represent potential payouts under the 2020 Bonus Program.  The material terms of the 2020 Bonus Program, along with the payouts under the 2020 Bonus Program, are discussed in more detail under the heading “2020 Bonus Program” in the Compensation Discussion and Analysis. Mr. Cribbs resigned on September 15, 2020, therefore he did not receive any payout under the 2020 Bonus Plan.

Narrative to Grants of Plan-Based Awards Table

See Executive Compensation – Compensation Discussion and Analysis for a complete description of the performance targets for payment of incentive awards.

Stock Vested Table

The following table sets forth certain information concerning the values realized upon vesting of restricted stock during 2020.

2020 STOCK VESTED TABLE
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
David R. Parker	9,071	134,342
Joey B. Hogan	7,558	111,934
M. Paul Bunn	2,268	33,589
Samuel F. Hough	4,234	62,706
John A. Tweed	3,750	52,313
Richard B. Cribbs	-	-

(1)
Determined by multiplying the number of shares acquired upon vesting on July 3, 2020 by $13.95 (the closing price on July 2, 2020, the next preceding trading day) and December 31, 2020 by $14.81 (the closing price on December 31, 2020). In accordance with SEC rules, the 2019 Performance Shares will be included in the Stock Vested Table for the year ended December 31, 2021, as the shares did not vest until the Compensation Committee certified achievement in March 2021.

Outstanding Equity Awards at Year-End Table

The following table sets forth information concerning all stock option grants and stock awards held by our Named Executive Officers as of December 31, 2020.  All outstanding equity awards are in shares of our Class A common stock. All options and restricted shares that have not vested are subject to certain continued employment, acceleration, and forfeiture provisions.

		Stock Options			Stock Awards
Name	Grant Date	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(8) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(8) ($)
David R. Parker	07/14/17	-	-	-	-	-	66,816(9)	989,545
	05/15/18	-	-	-	3,495(3)	51,761	-	-
	07/08/19	-	-	-	15,411(4)	228,237	-	-
	07/08/19	-	-	-	15,411(5)	228,237	-	-
Joey B. Hogan	07/14/17	-	-	-	-	-	55,680(9)	824,621
	05/15/18	-	-	-	2,913(3)	43,142	-	-
	07/08/19	-	-	-	12,414(4)	183,851	-	-
	07/08/19	-	-	-	12,415(5)	183,866	-	-
M. Paul Bunn	07/14/17	-	-	-	-	-	10,440(9)	154,616
	05/15/18	-	-	-	873(3)	12,929	-	-
	07/08/19	-	-	-	4,281(4)	63,402	-	-
	07/08/19	-	-	-	4,281(5)	63,402	-	-
	06/05/20	-	-	-	10,000(6)	148,100	-	-
	11/11/20	45,072(1)	15.77	11/11/30	-	-	-	-
	11/11/20	135,216(2)	15.77	11/11/30	-	-	-	-
Samuel F. Hough	07/14/17	-	-	-	-	-	23,385(9)	346,332
	05/15/18	-	-	-	1,630(3)	24,140	-	-
	07/08/19	-	-	-	5,822(4)	86,224	-	-
	07/08/19	-	-	-	5,822(5)	86,224	-	-
	11/11/20	15,024(1)	15.77	11/11/30	-	-	-	-
	11/11/20	45,072(2)	15.77	11/11/30	-	-	-	-
John A. Tweed	07/03/18	-	-	-	3,750(7)	55,538	-	-
	07/08/19	-	-	-	6,849(4)	101,434	-	-
	07/08/19	-	-	-	6,850(5)	101,449	-	-
	09/19/19	-	-	-	-	-	35,398(9)	524,244
	06/05/20	-	-	-	100,000(6)	1,481,000	-	-
Richard B. Cribbs(10)	-	-	-	-	-	-	-	-

(1)
Represents the Market Condition Options. The material terms of the Market Condition Options are discussed in more detail under the heading “November 2020 Option Grants” in the Compensation Discussion and Analysis.

(2)
Represents the Performance Condition Options. The material terms of the Performance Condition Options are discussed in more detail under the heading “November 2020 Option Grants” in the Compensation Discussion and Analysis.

(3)	Subject to the terms of the award notice, the restricted shares will vest automatically on December 31, 2021.
(4)	Subject to the terms of the award notice, approximately 50% of the restricted shares will vest automatically on each of December 31, 2021 and December 31, 2022.
(5)
Represents the 2019 Performance Shares, which vested in March 2021 after the Compensation Committee determined performance relative to a consolidated adjusted EPS for fiscal 2020. The 2019 Performance Shares are discussed in more detail under the heading “Restricted Stock Results Based on 2020 Performance” in the Compensation Discussion and Analysis.

(6)
Represents the June 2020 Restricted Stock Grants. 50% of the shares vest on December 31, 2023, subject to continuous employment through December 31, 2023, provided that if Mr. Bunn or Mr. Tweed is terminated for any reason other than Cause (as defined in their respective Severance Agreement) after July 1, 2021, but before December 31, 2023, then 50% of his shares will vest on the date of such termination. The other 50% will vest on June 5, 2021, subject to continuous employment through the vesting date, as the Restricted Stock Performance Goal was achieved on August 5, 2020. The material terms of the June 2020 Restricted Stock Grants are discussed in more detail under the heading “June 2020 Restricted Stock Grants” in the Compensation Discussion and Analysis.

(7)	Subject to the terms of the award notice, the restricted shares will vest automatically on July 3, 2021.
(8)	The market value was calculated by multiplying the closing market price of our stock on December 31, 2020, which was $14.81, by the number of restricted shares that have not vested.
(9)
Subject to the terms of the award notice, all of the restricted shares are eligible for vesting upon achieving two consecutive fiscal years during fiscal 2018 (or fiscal 2020 for Mr. Tweed’s award) through fiscal 2022, inclusive, where (i) the Company’s consolidated annual freight revenue (defined as total revenue less fuel surcharge revenue) is at least $900 million and (ii) the Company’s consolidated net income margin is 4.0% or greater (the “Full Vesting Criteria”).  Subject to the terms of the award notice, an incremental amount of shares is eligible for vesting upon achieving two consecutive fiscal years during fiscal 2018 (or fiscal 2020 for Mr. Tweed’s award) through fiscal 2022, inclusive, where the Company’s consolidated annual net income margin is 4.0% or greater (the “Incremental Vesting Criteria”).  The incremental number of shares eligible for vesting for each recipient is as follows: 50,112 for Mr. Parker, 41,760 for Mr. Hogan, 6,264 for Mr. Bunn, 15,590 for Mr. Hough, and 26,549 for Mr. Tweed. If the incremental number of shares vest, the remainder of the shares underlying the grant will remain eligible for vesting upon achievement of the Full Vesting Criteria.  Upon the Compensation Committee certifying that the Full Vesting Criteria or Incremental Vesting Criteria, as applicable, have been achieved, 50% of the shares eligible for vesting will vest, subject to the recipient’s continued employment through the vesting date.  The remaining 50% of the shares eligible for vesting will vest on December 31 of the year in which the Compensation Committee’s certification occurs, subject to the recipient’s continued employment through such date.

(10)	All of Mr. Cribbs’ unvested restricted stock awards were forfeited upon his resignation.

Pay Ratio Disclosure

We provide fair and equitable compensation to our employees through a combination of competitive base pay, incentives, retirement plans, and other benefits. We are disclosing the following pay ratio and supporting information, which compares the annual total compensation of our employees other than Mr. Parker (including full-time, part-time, seasonal and temporary employees) and the annual total compensation of Mr. Parker, our CEO, as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2020, our last completed fiscal year:

●	The median of the annual total compensation of all of our employees (other than our CEO) was $48,090; and
●	The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $1,070,965.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 22.3 to 1.
Our median employee was originally determined as of December 31, 2019. For 2020, we used the same median employee, as there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure.
We calculated our median employee’s annual total compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in that employee’s annual total compensation of $48,090. The median employee’s annual total compensation includes salary and overtime pay, as well as incentive payments, retirement plan benefits, company matching contributions to the 401(k) employee savings plan, and the cost of health and other benefits. Median employee compensation reflects that, as of December 31, 2020, approximately 5% of our employees were student drivers, which had the effect of lowering our median employee compensation.

Director Compensation

The following table provides information concerning the 2020 compensation of our non-employee directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Robert E. Bosworth	68,781	74,998	143,779
D. Michael Kramer	25,500	74,998	100,498
Bradley A. Moline	52,188	74,998	127,185
Rachel Parker-Hatchett	21,250	74,998	96,248
Herbert J. Schmidt	46,500	74,998	121,498
W. Miller Welborn	55,469	74,998	130,467
William T. Alt(3)	28,906	-	28,906

(1)	This column represents the amount of cash compensation earned and paid in 2020 for Board and committee service.
(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to 2020 for the fair value of stock awards granted to each director in 2020, in accordance with FASB ASC Topic 718.  Directors who are not our employees received shares of our Class A common stock with a market value on the grant date equivalent to approximately $75,000.  Directors can only sell these shares if, after the sale, they maintain a minimum of $100,000 in value of our Class A common stock.

(3)	Mr. Alt retired from our Board effective as of our 2020 Annual Meeting of Stockholders, held on July 1, 2020. Mr. Alt did not receive a stock award in 2020.

Narrative to Director Compensation

For 2020, directors who are not our employees or employees of one of our subsidiaries received a $50,000 annual retainer and no meeting attendance fees.  An additional annual retainer of $15,000 was paid to our Lead Independent Director; $7,500 to committee Chairs; and $5,000 to committee members. The cash compensation is pro-rated for partial year of service. The annual retainers were reduced by 15% between April 6, 2020 and December 31, 2020, as part of our response to the COVID-19 pandemic.

Directors who are not our employees or employees of one of our subsidiaries received a grant of Class A common stock equivalent to approximately $75,000 at the time of our Board's annual meeting.  Directors can only sell these shares if, after the sale, they maintain a minimum of $100,000 in value of Class A common stock. Effective with the 2021 Annual Meeting, the annual equity retainer will be in the form of restricted stock scheduled to vest on the first anniversary of the grant date, subject to acceleration for death, disability, retirement, and change-in-control (where the director’s service is terminated in connection with such change-in-control).

Directors who are our employees or employees of one of our subsidiaries do not receive compensation for board or committee service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of the most recent practicable date of March 30, 2021 the number of shares and percentage of outstanding shares of our Class A and Class B common stock beneficially owned by:

●	each of our directors, director nominees, and Named Executive Officers;
●	all of our executive officers and directors as a group; and
●	each person known to us to beneficially own 5% or more of any class of our common stock.

The percentages shown are based on 14,660,339 shares of Class A common stock (including 250,352 shares of restricted Class A common stock subject to certain performance vesting, time vesting, and holding provisions, which carry voting rights) and 2,350,000 shares of Class B common stock outstanding at the Record Date.  In the "Percent of Class" column, references to "Total" mean the total number of shares of Class A and Class B common stock beneficially owned as of the Record Date.  The shares of Class B common stock owned by Mr. and Mrs. Parker are convertible into the same number of shares of Class A common stock at any time and convert automatically if beneficially owned by anyone other than Mr. or Mrs. Parker or certain members of their family.  The Class B common stock has two votes per share, but otherwise is substantially identical to the Class A common stock, which has one vote per share.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Class A & Class B common	David R. Parker & Jacqueline F. Parker	4,007,698(3)	11.3% of Class A 100% of Class B 23.6% of Total(4)
Class A common	Joey B. Hogan	217,872(5)	1.5% of Class A 1.3% of Total
Class A common	M. Paul Bunn	61,344 (6)	*
Class A common	Samuel F. Hough	76,191(7)	*
Class A common	John A. Tweed	191,043(8)	1.3% of Class A 1.1% of Total
Class A common	Richard B. Cribbs	60,545(9)	*
Class A common	Robert E. Bosworth	107,034(10)	*
Class A common	D. Michael Kramer	5,815(11)	*
Class A common	Bradley A. Moline	63,358(12)	*
Class A common	Rachel Parker-Hatchett	67,368(13)	*
Class A common	Herbert J. Schmidt	21,500(14)	*
Class A common	W. Miller Welborn	19,878(15)	*
Class A common	BlackRock, Inc.	1,356,307(16)	9.3% of Class A 8.0% of Total
Class A common	Dimensional Fund Advisors LP	1,243,310(17)	8.5% of Class A 7.3% of Total
Class A common	Gregory Willet, as Trust Protector and Investment Manager	1,000,000(18)	6.8% of Class A 5.9% of Total
Class A & Class B common	All directors and executive officers as March 30, 2021 as a group (12 persons)	4,841,077(19)	17.0% of Class A 100% of Class B 28.5% of Total

*	Less than one percent (1%).
(1)
The business address of Mr. and Mrs. Parker and the other directors, Named Executive Officers and the other executive officers is 400 Birmingham Highway, Chattanooga, Tennessee 37419.  The business addresses of the remaining entities listed in the table above are as follows: (i) BlackRock, Inc., 55 East 52nd Street, New York, NY 10055; (ii) Dimensional Fund Advisors LP, 6300 Bee Cave Road, Building One, Austin, Texas 78746; and (iii) Gregory Willett, as Trust Protector and Investment Manager, 605 Chestnut Street, Suite 1700, Chattanooga, Tennessee 37450.

(2)	Beneficial ownership includes sole voting power and sole investment power with respect to such shares unless otherwise noted and subject to community property laws where applicable.
(3)
Comprised of 1,220,871 shares of Class A common stock and 2,350,000 shares of Class B common stock owned by Mr. and Mrs. Parker as joint tenants with rights of survivorship; 109,786 shares of Class A common stock owned by Mr. Parker; 70,311 shares of restricted Class A common stock with voting rights; and 40,096 shares allocated to the account of Mr. Parker under our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Parker's March 30, 2021 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date); and 216,634 shares of Class a common stock owned by Mr. Parker’s mother, over which Mr. Parker holds a power of attorney, but as to which he expressly disclaims beneficial ownership.  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(4)
Based on the aggregate number of shares of Class A and Class B common stock owned by Mr. and Mrs. Parker.  Mr. and Mrs. Parker hold 11.3% of shares of Class A and 100% of shares of Class B common stock.  The Class A common stock is entitled to one vote per share, and the Class B common stock is entitled to two votes per share.  Mr. and Mrs. Parker beneficially own shares of Class A and Class B common stock with 32.8% of the voting power of all outstanding voting shares.

(5)
Comprised of 48,887 shares of Class A common stock owned by Mr. Hogan and Melinda J. Hogan as joint tenants, 29,956 shares of Class A common stock owned by Mr. Hogan, 58,593 shares of restricted Class A common stock with voting rights, and 80,436 shares owned by Mr. Hogan in our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Hogan's March 30, 2021 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date).  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(6)
Comprised of 27,511 shares of Class A common stock owned directly, 11,313 shares of restricted Class A common stock with voting rights, 2,515 owned directly by Mr. Bunn’s spouse, and 20,005 shares owned by Mr. Bunn in our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Bunn’s' March 30, 2021 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date).  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(7)
Comprised of 35,758 shares of Class A common stock owned directly by Mr. Hough, 25,015 shares of restricted Class A common stock with voting rights, and 15,418 shares owned by Mr. Hough in our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Hough’s March 30, 2021 account balance in the employer stock fund under the Company’s 401(k) plan divided by the closing market price on such date).  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(8)
Comprised of 112,178 shares of Class A common stock owned directly by Mr. Tweed, 3,750 shares of restricted Class A common stock with voting rights, 37,920 shares owned in Mr. Tweed's IRA, and 37,195 shares owned by Mr. Tweed in our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Tweed's March 30, 2021 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date). The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(9)
This information is based on Mr. Cribbs’ last Form 4 filed with the SEC on February 20, 2020 and is comprised of 52,074 shares of Class A common stock owned directly by Mr. Cribbs and 8,471 in our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Cribbs’ February 18, 2020 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date). This information excludes the shares of restricted stock that were forfeited upon Mr. Cribbs’ resignation.

(10)	Comprised of 78,866 shares of Class A common stock owned directly by Mr. Bosworth and 28,168 shares of Class A common stock owned in Mr. Bosworth's IRA.
(11)	Comprised of 5,515 shares of Class A common stock owned directly by Mr. Kramer and 300 shares owned as custodian for his minor grandchildren.
(12)	Comprised of 62,358 shares of Class A common stock owned directly by Mr. Moline and 1,000 shares owned in Mr. Moline's IRA.
(13)	Comprised of 61,953 owned by Ms. Parker-Hatchett and her husband, Robert B. Hatchett, as joint tenants and 5,415 shares owned directly by Ms. Parker-Hatchett.
(14)	Comprised of 21,500 shares of Class A common stock owned directly by Mr. Schmidt.
(15)	Comprised of 19,878 shares of Class A common stock owned directly by Mr. Welborn.
(16)
As reported on Schedule 13G/A filed with the SEC on January 29, 2021, which indicates that BlackRock, Inc. has sole voting power with respect to 1,266,662 shares, no shared voting power, sole dispositive power with respect to 1,356,307 shares, and shared dispositive power with respect to no shares.  Information is as of December 31, 2020.

(17)
As reported on Schedule 13G/A filed with the SEC on February 12, 2021, which indicates that Dimensional Fund Advisors LP has sole voting power with respect to 1,203,636 shares, no shared voting power, sole dispositive power with respect to 1,243,310 shares, and shared dispositive power with respect to no shares.  Represents aggregate beneficial ownership on a consolidated basis reported by Dimensional Fund Advisors LP.  Information is as of December 31, 2020.

(18)
As reported on Schedule 13G/A filed with the SEC on January 14, 2021 on behalf of Gregory Willett, as Trust Protector and Investment Manager. Mr. Willett has sole voting power with respect to 1,000,000 shares, no shared voting power, sole dispositive power with respect to 1,000,000 shares, and no shared dispositive.  Information is as of January 6, 2021.

(19)
The other executive officer is James S. Grant III. As of the Record Date, Mr. Grant beneficially owned 1,976 shares of Class A common stock.  The shares detailed in this footnote are included in the calculation of all directors and executive officers as of March 30, 2021 as a group.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under its charter, our Audit Committee must review and approve all transactions between our executive officers and us.  The Audit Committee reviews all of such ongoing transactions quarterly; however, the compensation of our executive officers is not within the Audit Committee’s purview.  Pursuant to its charter, our Audit Committee must review and approve in advance any transaction, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any “related person” (as that term is defined in Instruction 1 to Item 404(a) of SEC Regulation S-K) had or will have a direct or indirect material interest, referred to as a “related party transaction.”  All such transactions must be reviewed and preapproved by our Audit Committee.  No director may participate in any discussion or approval of a related party transaction for which he or she, or his or her relative, is a related party.  If a related party transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.

For 2019 and 2020, no such transactions involved an amount equal to or exceeding $120,000, except for the employment of one immediate family member of David Parker, and the Company’s transactions with Seat My Trucks, LLC and WLC Properties.  In 2019 and 2020, the Company employed Clay Scholl, an employee of our Solutions subsidiary, who is the brother-in-law of David Parker.  Total compensation for 2019 and 2020 for Clay Scholl was approximately $133,000 and $151,000, respectively, and includes the grant date fair value of equity awards subject to performance-based and time-based vesting conditions. In 2019, the Company entered into a business arrangement with Seat My Trucks, LLC, a company owned by Rob Hatchett, the son-in-law of David Parker and husband of Rachel Parker-Hatchett.  The total payments made to Seat My Trucks in 2019 were: $1,384,100 in media pass-through expenses, $105,000 in monthly consulting fees, and $247,805 in placement fees. The total payments made to Seat My Trucks in 2020 were: $733,000 in media pass-through expenses, $60,000 in monthly consulting fees, and $300,000 in placement fees. The Company leases certain real estate from WLC Properties, which is partially owned by John Tweed’s children’s trust. The total rental payments made to WLC Properties in 2019 and 2020 was $717,000 and $774,000, respectively. In the fourth quarter of 2020, the Company purchased a shop facility in Greeneville, TN, from WLC properties for $4.5 million.

PROPOSAL 2 – ADVISORY AND NON-BINDING RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including in this proxy statement a separate resolution, subject to stockholder vote, to approve, in a non-binding vote, the compensation of our Named Executive Officers as disclosed on pages 17 to 37.  Non-binding votes to approve the compensation of our Named Executive Officers are held every year.

As described in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective		How Our Executive Compensation Program Achieves This Objective
Attract and retain talented executives and motivate those executives to achieve superior results.	•
We link compensation to achievement of specified performance goals, appreciation in the market price of our Class A common stock, and continued employment with the Company and utilize multi-year vesting requirements to promote long-term ownership.

Align executives’ interests with our corporate strategies, our business objectives, and the performance of specific business units to the extent applicable.	•	Annual management bonuses for each of our Named Executive Officers are based on certain strategic and financial goals critical to maintaining profitability and fostering long-term growth.
Enhance executives’ incentives to increase our stock price and focus on the long-term interests of our stockholders.	•	We incorporate cash and equity compensation components into our plan to provide incentives for short-term and long-term objectives.
		o	Annual cash incentives based on targets with objective, measurable criteria keep management focused on near-term results. Caps on cash awards are built into our plan design.
		o	The equity compensation component, which includes awards such as restricted stock grants and stock options, provides balance to our other elements of our compensation program and creates incentive for executives to increase stockholder value over an extended period of time.
	•	We attempt to keep base salaries reasonable and weight overall compensation toward incentive and equity-based compensation.
Control costs.	•
We provide de minimis perquisites to our Named Executive Officers and make matching “discretionary” contributions to the Named Executive Officers’ 401(k) account, which we have temporarily discontinued between April 2020 and December 2020 due to the effects of COVID-19. Contributions for our Named Executive Officers for 2020 aggregated to approximately $19,000.

	•	We seek to ensure, to the extent possible, that incentive compensation paid by us is deductible for tax purposes.

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 17 of this proxy statement for more information on our executive compensation policies and procedures.  The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals.

Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal 2:

“RESOLVED, that the stockholders advise that they approve the compensation of the Company’s Named Executive Officers, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narrative discussion in this proxy statement for the Company’s 2021 Annual Meeting of Stockholders.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors.  Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADVISORY APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

RELATIONSHIPS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Change in Auditor

On April 17, 2020, the Audit Committee made the decision to change the Company’s independent registered public accounting firm and the Company dismissed KPMG as its independent registered public accounting firm.

The audit reports of KPMG on the Company's consolidated financial statements as of and for the years ended December 31, 2019 and 2018 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:

•
The audit report of KPMG on the consolidated financial statements of the Company as of and for the year ended December 31, 2019 contained a paragraph stating that “As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for leases as of January 1, 2019 due to the adoption of ASU 2016-02, Leases, and subsequently issued additional ASUs amending this ASU (collectively ASC 842, Leases).”

The audit reports of KPMG on the effectiveness of internal control over financial reporting as of and for the years ended December 31, 2019 and 2018 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report indicates that the Company did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of a material weakness described in the following paragraph.

During the two fiscal years ended December 31, 2019 and 2018, and from January 1, 2020 through April 17, 2020, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference in connection with their opinion to the subject matter of the disagreement. During the years ended December 31, 2019 and 2018, and from January 1, 2020 through April 17, 2020, there were no “reportable events” (as defined in Regulation S-K Item 304(a)(1)(v)); except for a material weakness in internal control over financial reporting identified during the audit for the year ended December 31, 2018 related to the design and maintenance of effective program change management controls over certain information technology (“IT”) operating systems, databases and IT applications that support the Company’s financial reporting processes. This material weakness was disclosed in Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and was disclosed by the Company as remediated in Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

On April 17, 2020, the Audit Committee made the decision to engage Grant Thornton LLP (“Grant Thornton”) as the Company's independent registered public accounting firm, effective immediately, to perform independent audit services for the fiscal year ending December 31, 2020. During the fiscal years ended December 31, 2019 or 2018, and from January 1, 2020 through April 17, 2020, neither the Company nor anyone on its behalf consulted Grant Thornton regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company, and no written report or oral advice was provided to the Company by Grant Thornton that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Principal Accountant Fees and Services

The principal independent registered public accounting firm utilized by us during 2020 was Grant Thornton and during 2019 we utilized KPMG.

Grant Thornton and KPMG billed us the following amounts for services provided in the following categories during the years ended December 31, 2020 and 2019:

	2020	2019
Audit Fees(1)	$594,135	$714,975
Audit-Related Fees(2)	-	-
Tax Fees(3)	-	-
All Other Fees(4)	-	-
Total	$594,135	$714,975

(1)
Represents the aggregate fees billed and expenses for professional services rendered by Grant Thornton and KPMG, respectively, for the audit of our annual financial statements and reviews of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by an independent registered public accounting firm in connection with statutory or regulatory filings or engagements for those years.

(2)
Represents the aggregate fees billed for assurance and related services by Grant Thornton and KPMG, respectively,  that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “audit fees.” There were no such fees and expenses for 2020 or 2019.

(3)
Represents the aggregate fees billed for professional services rendered by Grant Thornton and KPMG, respectively,  for tax compliance, tax advice, and tax planning. There were no such fees and expenses for 2020 or 2019.

(4)
Represents the aggregate fees billed for products and services provided by Grant Thornton and KPMG, respectively, other than audit fees, audit-related fees, and tax fees.  There were no such fees for 2020 or 2019.

Our Audit Committee maintains a policy pursuant to which the Audit Committee Chair reviews all audit services and permitted non-audit services to be performed by our independent registered public accounting firm in order to assure that the provision of such services is compatible with maintaining the firm’s independence, with the Audit Committee retaining the authority to make the final decision.  Under this policy, the Audit Committee pre-approves specific types or categories of engagements constituting audit, audit-related, tax, or other permissible non-audit services to be provided by our principal independent registered public accounting firm.  Pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement.  Management and the principal independent registered public accounting firm are required to periodically report to the Audit Committee regarding the extent of services provided by the principal independent registered public accounting firm in accordance with the annual pre-approval, and the fees for the services performed to date.  To the extent that management believes that a new service or the expansion of a current service provided by the principal independent registered public accounting firm is necessary or desirable, such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the principal independent registered public accounting firm to render such services.  No audit-related, tax, or other non-audit services were approved by the Audit Committee pursuant to the de minimis exception to the pre-approval requirement under Rule 2‑01(c)(7)(i)(C), of SEC Regulation S-X during the year ended December 31, 2020.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

We are asking our stockholders to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2021.  Each proxy will be voted as directed on each proxy card; or in the absence of contrary instructions, each proxy will be voted for the ratification of Grant Thornton.  Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our stockholders for ratification as a matter of good corporate practice.

A representative of Grant Thornton is expected to participate in the Annual Meeting by telephone and to be available to respond to appropriate questions.  Grant Thornton’s representative will have an opportunity to make a statement at the Annual Meeting should he or she desire to do so.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board.  Even if the appointment is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

STOCKHOLDER PROPOSALS

To be eligible for inclusion in our proxy materials relating to our 2022 Annual Meeting of Stockholders, stockholder proposals intended to be presented at that meeting (other than proxy access nominations) must be in writing and received by us at our principal executive office on or before December 17, 2021.  However, if the date of the 2022 Annual Meeting of Stockholders is more than thirty days before or after May 19, 2022, then the deadline for submitting any such stockholder proposal for inclusion in the proxy materials relating to the 2022 Annual Meeting of Stockholders will be a reasonable time before we begin to print or mail such proxy materials.  The inclusion of any such stockholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a‑8.

Our Bylaws include a proxy access provision. Stockholders who meet the requirements set forth in our Bylaws may submit director nominations for inclusion in the proxy materials. Proxy access nominations for the 2022 Annual Meeting must be received by the Company no earlier than November 17, 2021 and no later than December 17, 2021. However, if the date of the 2022 Annual Meeting of Stockholders is more than thirty days before or after May 19, 2022, then the deadline for submitting any such proxy access nominations is the later of the close of business on the date that is 180 days prior to the date of the 2022 Annual Meeting of Stockholders or the tenth day following the date that such date of the 2022 Annual Meeting of Stockholders is first publicly announced or disclosed. Proxy access nominations must meet all the requirements set forth in our Bylaws.

In accordance with our Bylaws, a stockholder’s notice of director nominations to be considered at our 2022 Annual Meeting of Stockholders, but not included in our proxy materials, must be received by the Company no earlier than January 19, 2022 and no later than February 18, 2022. However, if the date of the 2022 Annual Meeting of Stockholders is more than thirty days before or after May 19, 2022, then the deadline for submitting such notice is the tenth day following the day on which notice of the date of the 2022 Annual Meeting of Stockholders was mailed or public disclosure of the date of the 2022 Annual Meeting of Stockholders was made, whichever first occurs. Stockholder director nominations must meet all of the requirements set forth in our Bylaws.

We must receive in writing any stockholder proposals (other than director nominations) to be considered at our 2022 Annual Meeting of Stockholders, but not included in our proxy materials relating to that meeting pursuant to Rule 14a-8 under the Exchange Act, by March 2, 2022.  However, if the date of the 2022 Annual Meeting of Stockholders is more than thirty days before or after May 19, 2022, then the deadline for submitting any such stockholder proposal will be a reasonable time before we mail the proxy materials relating to such meeting. Under Rule 14a-4(c)(1) of the Exchange Act, the proxy holders designated by an executed proxy in the form accompanying our Proxy Statement for our next annual meeting will have discretionary authority to vote on any stockholder proposal that is not received on or prior to the deadline described above.

Written copies of all stockholder proposals (including proxy access nominations) should be addressed and sent to Joey Hogan, President; 400 Birmingham Highway; Chattanooga, Tennessee 37419.  Stockholder proposals must comply with the rules and regulations of the SEC.

OTHER MATTERS

As of the mailing date of this Proxy Statement, the Board does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.  As to other business (if any) that may properly be brought before the Annual Meeting, we intend that proxies solicited by the Board will be voted in accordance with the best judgment of those voting the proxies.

Covenant Logistics Group, Inc.
/s/ David R. Parker
David R. Parker
Chairman of the Board
April 16, 2021

Covenant Vote Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 A.M., EDT, on May 19, 2021. Online Go to www.investorvote.com/CVLG or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CVLG Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: 01 – David R. Parker 02 – Robert E. Bosworth 03 – D. Michael Kramer 04 – Bradley A. Moline 05 – Rachel Parker-Hatchett 06 – Herbert J. Schmidt 07 – W. Miller Welborn Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 01 02 03 04 05 06 07 For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain 2. Advisory and non-binding vote to approve Named Executive Officer compensation. For Against Abstain 3. Ratification of the appointment of Grant Thornton, LLP as our independent registered public accounting firm for 2021. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign below exactly as your name appears above at the upper left. When shares are held by joint tenants, both shall sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Annual Report and Proxy Statement are available at www.edocumentview.com/CVLG Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CVLG IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE Proxy — COVENANT LOGISTICS GROUP, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS May 19, 2021 Solicited on Behalf of the Board of Directors of the Company The undersigned holder(s) of Class A and/or Class B common stock (individually or together referred to as “Common Stock”) of Covenant Logistics Group, Inc., a Nevada corporation (the “Company”), hereby appoint(s) David R. Parker and Joey B. Hogan, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the Common Stock that the undersigned is (are) entitled to vote at the Annual Meeting of Stockholders of the Company (the “2021 Annual Meeting”) to be held by teleconference only, on Wednesday, May 19, 2021, at 10:00 A.M. Eastern Daylight Time, and at any adjournment thereof. The undersigned may call into the 2021 Annual Meeting by dialing 1-310-372-7549 and entering participant code 124676, beginning at 9:45 a.m., up until the start time of 10:00 a.m. Eastern Daylight Time. The undersigned should be prepared to provide their name and personal identification number. The undersigned acknowledges receipt of the Notice and Proxy Statement for the 2021 Annual Meeting and the Annual Report to Stockholders for the year ended December 31, 2020. A vote FOR Proposals 1, 2, and 3 is recommended by the Board of Directors of the Company. When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR Proposals 1, 2, and 3, and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any adjournment thereof. PLEASE SIGN, DATE, AND PROMPTLY RETURN IN THE ACCOMPANYING ENVELOPE. If you vote by telephone or over the Internet, do not mail your proxy card. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) C Non-Voting Items Change of Address — Please print new address below.